SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                       Amendment No. 1 to
                            FORM S-6

 For Registration Under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2

A.   Exact Name of Trust:             FT 2557

B.   Name of Depositor:               FIRST TRUST PORTFOLIOS L.P.

C.   Complete Address of Depositor's  120 East Liberty Drive
     Principal Executive Offices:     Wheaton, Illinois  60187

D.   Name and Complete Address of
     Agents for Service:              FIRST TRUST PORTFOLIOS L.P.
                                      Attention:  James A. Bowen
                                      120 East Liberty Drive
                                      Suite 400
                                      Wheaton, Illinois  60187

                                      CHAPMAN & CUTLER LLP
                                      Attention: Eric F. Fess
                                      111 West Monroe Street
                                      Chicago, Illinois  60603

E.   Title of Securities
     Being Registered:                An indefinite number of
                                      Units pursuant to Rule
                                      24f-2 promulgated under
                                      the Investment Company Act
                                      of 1940, as amended.

F.   Approximate Date of Proposed
     Sale to the Public:              ____ Check if it is
                                      proposed that this filing
                                      will become effective on
                                      _____ at ____ p.m.
                                      pursuant to Rule 487.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


              SUBJECT TO COMPLETION, DATED AUGUST 6, 2010

                 Dow(R) Target 5 4Q '10 - Term 12/30/11
                 Global Target 15 4Q '10 - Term 12/30/11
               MSCI EAFE Target 20 4Q '10 - Term 12/30/11
               Nasdaq(R)  Target 15 4Q '10 - Term 12/30/11
             NYSE(R) Intl. Target 25 4Q '10 - Term 12/30/11
                  S&P Target 24 4Q '10 - Term 12/30/11
                S&P Target SMid 60 4Q '10 - Term 12/30/11
                    Target 50/50 4Q '10 - Term 12/30/11
                Target Divsd. Dvd. 4Q '10 - Term 12/30/11
             Target Dvd. Multi-Strat. 4Q '10 - Term 12/30/11
                 Target Dbl. Play 4Q '10 - Term 12/30/11
                  Target Focus 5 4Q '10 - Term 12/30/11
            Target Global Dvd. Leaders 4Q '10 - Term 12/30/11
                  Target Growth 4Q '10 - Term 12/30/11
                 Target Small-Cap 4Q '10 - Term 12/30/11
              Target VIP Cons. Eqty. 4Q '10 - Term 12/30/11
          Value Line(R) Divsd. Target 40 4Q '10 - Term 12/30/11
             Value Line(R)  Target 25 4Q '10 - Term 12/30/11

                                 FT 2557

FT 2557 is a series of a unit investment trust, the FT Series. FT 2557 consists of 18 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. The objective of each Trust is to provide the potential for an above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             FIRST TRUST (R)
                             1-800-621-1675

            The date of this prospectus is September __, 2010

                            Table of Contents

Summary of Essential Information                         3
Fee Table                                                9
Report of Independent Registered Public Accounting Firm 14
Statements of Net Assets                                15
Schedules of Investments                                21
The FT Series                                           54
Portfolios                                              55
Risk Factors                                            63
Hypothetical Performance Information                    68
Public Offering                                         74
Distribution of Units                                   76
The Sponsor's Profits                                   78
The Secondary Market                                    78
How We Purchase Units                                   78
Expenses and Charges                                    78
Tax Status                                              79
Retirement Plans                                        83
Rights of Unit Holders                                  83
Income and Capital Distributions                        83
Redeeming Your Units                                    84
Investing in a New Trust                                85
Removing Securities from a Trust                        86
Amending or Terminating the Indenture                   86
Information on the Sponsor, Trustee,
   FTPS Unit Servicing Agent and Evaluator              87
Other Information                                       88

                   Summary of Essential Information

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                             The Dow (R)         Global         MSCI EAFE
                                                                               Target 5        Target 15        Target 20
                                                                            Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                                             Quarter 2010     Quarter 2010     Quarter 2010
                                                                                Series           Series           Series
                                                                           ______________   ______________   ______________
Initial Number of Units (1)
Fractional Undivided Interest in the Trust per Unit (1)                       1/               1/               1/
Public Offering Price:
Public Offering Price per Unit (2)                                          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                                     (.100)           (.100)           (.100)
                                                                           ___________      ___________      ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                9.900            9.900            9.900
   Less Deferred Sales Charge per Unit (3)                                    (.145)           (.145)           (.145)
                                                                           ___________      ___________      ___________
Redemption Price per Unit (5)                                                 9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                         (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                                      (.029)           (.029)           (.029)
                                                                           ___________      ___________      ___________
Net Asset Value per Unit                                                    $ 9.676          $ 9.676          $ 9.676
                                                                           ===========      ===========      ===========
Estimated Net Annual Distribution per Unit (6)                              $                $                $
Cash CUSIP Number
Reinvestment CUSIP Number
Fee Accounts Cash CUSIP Number
Fee Accounts Reinvestment CUSIP Number
FTPS CUSIP Number
Security Code
Ticker Symbol

First Settlement Date                                        October __, 2010
Mandatory Termination Date (7)                               December 30, 2011
Rollover Notification Date (8)                               December 15, 2011
Special Redemption and Liquidation Period (8)                December 15, 2011 to December 30, 2011
Distribution Record Date                                     Tenth day of each month, commencing October 10, 2010.
Distribution Date (6)                                        Twenty-fifth day of each month, commencing October 25, 2010.

____________

See "Notes to Summary of Essential Information" on page 8.

                     Summary of Essential Information

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                               NYSE (R)
                                                             Nasdaq (R)     International         S&P              S&P
                                                             Target 15        Target 25        Target 24      Target SMid 60
                                                           Portfolio, 4th   Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                            Quarter 2010     Quarter 2010     Quarter 2010     Quarter 2010
                                                               Series           Series           Series           Series
                                                          ____________     ____________     ____________     ____________
Initial Number of Units (1)
Fractional Undivided Interest in the Trust per Unit (1)      1/               1/               1/               1/
Public Offering Price:
Public Offering Price per Unit (2)                         $10.000          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                    (.100)           (.100)           (.100)           (.100)
                                                          ___________      ___________      ___________      ___________
Aggregate Offering Price Evaluation of Securities per        9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                   (.145)           (.145)           (.145)           (.145)
                                                          ___________      ___________      ___________      ___________
Redemption Price per Unit (5)                                9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)        (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                     (.029)           (.025)           (.029)           (.029)
                                                          ___________      ___________      ___________      ___________
Net Asset Value per Unit                                   $ 9.676          $ 9.680          $ 9.676          $ 9.676
                                                          ===========      ===========      ===========      ===========
Estimated Net Annual Distribution per Unit (6)             $                $                $                $
Cash CUSIP Number
Reinvestment CUSIP Number
Fee Accounts Cash CUSIP Number
Fee Accounts Reinvestment CUSIP Number
FTPS CUSIP Number
Security Code
Ticker Symbol

First Settlement Date                                        October __, 2010
Mandatory Termination Date (7)                               December 30, 2011
Rollover Notification Date (8)                               December 15, 2011
Special Redemption and Liquidation Period (8)                December 15, 2011 to December 30, 2011
Distribution Record Date                                     Tenth day of each month, commencing October 10, 2010.
Distribution Date (6)                                        Twenty-fifth day of each month, commencing October 25, 2010.

____________

See "Notes to Summary of Essential Information" on page 8.

                      Summary of Essential Information

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                                Target
                                                                              Diversified    Target Dividend   Target Double
                                                            Target 50/50      Dividend        Multi-Strategy      Play
                                                            Portfolio, 4th   Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                            Quarter 2010     Quarter 2010     Quarter 2010     Quarter 2010
                                                               Series           Series           Series           Series
                                                           ____________     ____________     ____________     ____________
Initial Number of Units (1)
Fractional Undivided Interest in the Trust per Unit (1)       1/               1/               1/               1/
Public Offering Price:
Public Offering Price per Unit (2)                          $10.000          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                     (.100)           (.100)           (.100)           (.100)
                                                           ___________      ___________      ___________      ___________
Aggregate Offering Price Evaluation of Securities per         9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                    (.145)           (.145)           (.145)           (.145)
                                                           ___________      ___________      ___________      ___________
Redemption Price per Unit (5)                                 9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)         (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                      (.029)           (.029)           (.029)           (.025)
                                                           ___________      ___________      ___________      ___________
Net Asset Value per Unit                                    $ 9.676          $ 9.676          $ 9.676          $ 9.680
                                                           ===========      ===========      ===========      ===========
Estimated Net Annual Distribution per Unit (6)              $                $                $                $
Cash CUSIP Number
Reinvestment CUSIP Number
Fee Accounts Cash CUSIP Number
Fee Accounts Reinvestment CUSIP Number
FTPS CUSIP Number
Security Code
Ticker Symbol

First Settlement Date                                         October __, 2010
Mandatory Termination Date (7)                                December 30, 2011
Rollover Notification Date (8)                                December 15, 2011
Special Redemption and Liquidation Period (8)                 December 15, 2011 to December 30, 2011
Distribution Record Date                                      Tenth day of each month, commencing October 10, 2010.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing October 25, 2010.

____________

See "Notes to Summary of Essential Information" on page 8.

                    Summary of Essential Information

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                              Target        Target Global      Target
                                                            Focus Five    Dividend Leaders     Growth        Target Small-Cap
                                                           Portfolio, 4th   Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                           Quarter 2010     Quarter 2010     Quarter 2010     Quarter 2010
                                                              Series           Series           Series           Series
                                                           ____________     ____________     ____________     ____________
Initial Number of Units (1)
Fractional Undivided Interest in the Trust per Unit (1)       1/               1/               1/               1/
Public Offering Price:
Public Offering Price per Unit (2)                          $10.000          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                     (.100)           (.100)           (.100)           (.100)
                                                           ___________      ___________      ___________      ___________
Aggregate Offering Price Evaluation of Securities per         9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                    (.145)           (.145)           (.145)           (.145)
                                                           ___________      ___________      ___________      ___________
Redemption Price per Unit (5)                                 9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)         (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                      (.029)           (.029)           (.029)           (.029)
                                                           ___________      ___________      ___________      ___________
Net Asset Value per Unit                                    $ 9.676          $ 9.676          $ 9.676          $ 9.676
                                                           ===========      ===========      ===========      ===========
Estimated Net Annual Distribution per Unit (6)              $                $                $                $
Cash CUSIP Number
Reinvestment CUSIP Number
Fee Accounts Cash CUSIP Number
Fee Accounts Reinvestment CUSIP Number
FTPS CUSIP Number
Security Code
Ticker Symbol

First Settlement Date                                         October __, 2010
Mandatory Termination Date (7)                                December 30, 2011
Rollover Notification Date (8)                                December 15, 2011
Special Redemption and Liquidation Period (8)                 December 15, 2011 to December 30, 2011
Distribution Record Date                                      Tenth day of each month, commencing October 10, 2010.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing October 25, 2010.

____________

See "Notes to Summary of Essential Information" on page 8.

                    Summary of Essential Information

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                              Target VIP     Value Line (R)
                                                                             Conservative     Diversified     Value Line (R)
                                                                               Equity          Target 40        Target 25
                                                                           Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                                            Quarter 2010     Quarter 2010     Quarter 2010
                                                                              Series           Series           Series
                                                                           ____________     ____________     ____________
Initial Number of Units (1)
Fractional Undivided Interest in the Trust per Unit (1)                       1/               1/               1/
Public Offering Price:
Public Offering Price per Unit (2)                                         $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                                    (.100)           (.100)           (.100)
                                                                           ___________      ___________      ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                9.900           9.900            9.900
   Less Deferred Sales Charge per Unit (3)                                    (.145)          (.145)           (.145)
                                                                           ___________      ___________      ___________
Redemption Price per Unit (5)                                                 9.755           9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                         (.050)          (.050)           (.050)
    Less Organization Costs per Unit (5)                                      (.029)          (.029)           (.025)
                                                                           ___________      ___________      ___________
Net Asset Value per Unit                                                   $ 9.676          $ 9.676          $ 9.680
                                                                           ============     ============     ============
Estimated Net Annual Distribution per Unit (6)                              $                $
Cash CUSIP Number
Reinvestment CUSIP Number
Fee Accounts Cash CUSIP Number
Fee Accounts Reinvestment CUSIP Number
FTPS CUSIP Number
Security Code
Ticker Symbol

First Settlement Date                                         October __, 2010
Mandatory Termination Date (7)                                December 30, 2011
Rollover Notification Date (8)                                December 15, 2011
Special Redemption and Liquidation Period (8)                 December 15, 2011 to December 30, 2011
Distribution Record Date                                      Tenth day of each month, commencing October 10, 2010.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing October 25, 2010.

____________

See "Notes to Summary of Essential Information" on page 8.

Page 7


                NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the close of business on October __, 2010, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 2.95% of the Public Offering Price per Unit (equivalent to 2.98% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) We base our estimate of the dividends a Trust will receive from the Securities by annualizing the most recent dividends declared by the issuers of the Securities (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend). There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time. Due to this, and various other factors, actual dividends received from the Securities may be less than their most recent annualized dividends. In this case, the actual net annual distribution you receive will be less than the estimated amount set forth above. The actual net annual distribution per Unit you receive will also vary from that set forth above with changes in a Trust's fees and expenses, currency exchange rates, foreign withholding and with the sale of Securities. See "Fee Table" and "Expenses and Charges." The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the aggregate amount, exclusive of sale proceeds, in the Income and Capital Accounts available for distribution equals at least 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. Distributions of sale proceeds from the Capital Account will be made monthly on the twenty-fifth day of the month to Unit holders of record on the tenth day of such month if the amount available for distribution equals at least $1.00 per 100 Units. See "Income and Capital Distributions." At the rollover date for Rollover Unit holders or upon termination of a Trust for remaining Unit holders, amounts in the Income Account (which consist of dividends on the Securities) will be included in amounts distributed to Unit holders.

(7) See "Amending or Terminating the Indenture."

(8) See "Investing in a New Trust."

                               Fee Table

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                               The Dow(R)                          Global
                                                           Target 5 Portfolio                Target 15 Portfolio
                                                         4th Quarter 2010 Series           4th Quarter 2010 Series
                                                         -----------------------           -----------------------
                                                                     Amount                            Amount
                                                                     per Unit                          per Unit
                                                                     --------                          --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                                    1.00%(a)     $.100                1.00%(a)     $.100
Deferred sales charge                                   1.45%(b)     $.145                1.45%(b)     $.145
Creation and development fee                            0.50%(c)     $.050                0.50%(c)     $.050
                                                        -----        ------               -----        ------
Maximum sales charge
(including creation and development fee)                2.95%        $.295                2.95%        $.295
                                                        =====        ======               =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                            .290%(d)     $.0290               .290%(d)     $.0290
                                                        =====        ======               =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                            .060%        $.0060               .060%        $.0060
Trustee's fee and other operating expenses              .144%(f)     $.0144               .214%(f)     $.0214
                                                        -----        ------               -----        ------
Total                                                   .204%        $.0204               .274%        $.0274
                                                        =====        ======               =====        ======

                                                      MSCI EAFE Target 20         Nasdaq(R) Target 15        NYSE(R) International
                                                           Portfolio                   Portfolio              Target 25 Portfolio
                                                    4th Quarter 2010 Series     4th Quarter 2010 Series     4th Quarter 2010 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .250%(d)     $.0250
                                                   =====        ======         =====        ======         ======       ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .504%(f)     $.0504         .154%(f)     $.0154         .154%(f)     $.0154
                                                   -----        ------         -----        ------         -----        ------
Total                                              .564%        $.0564         .214%        $.0214         .214%        $.0214
                                                   =====        ======         =====        ======         =====        ======

                                                          S&P Target 24           S&P Target SMid 60             Target 50/50
                                                           Portfolio                   Portfolio                   Portfolio
                                                    4th Quarter 2010 Series     4th Quarter 2010 Series     4th Quarter 2010 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .290%(d)     $.0290
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .164%(f)     $.0164         .149%(f)     $.0149         .305%(f)      .0305
                                                   -----        ------         -----        ------         -----        ------
Total                                              .224%        $.0224         .209%        $.0209         .365%        $.0365
                                                   =====        ======         =====        ======         =====        ======


                                                      Target Diversified            Target Dividend           Target Double Play
                                                      Dividend Portfolio       Multi-Strategy Portfolio            Portfolio
                                                    4th Quarter 2010 Series     4th Quarter 2010 Series     4th Quarter 2010 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .250%(d)     $.0250
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .114%(f)     $.0114         .429%(f)     $.0429         .179%(f)     $.0179
                                                   -----        ------         -----        ------         -----        ------
Total                                              .174%        $.0174         .489%        $.0489         .239%        $.0239
                                                   =====        ======         =====        ======         =====        ======

                                                      Target Focus Five         Target Global Dividend          Target Growth
                                                         Portfolio                Leaders Portfolio               Portfolio
                                                    4th Quarter 2010 Series     4th Quarter 2010 Series     4th Quarter 2010 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100        1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145        1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050        0.50%(c)     $.050
                                                   -----        -----          -----        ------       -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295        2.95%        $.295
                                                   =====        =====          =====        ======       =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290       .290%(d)     $.0290
                                                   =====        ======         =====        ======       =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%         $.0060      .060%        $.0060
Trustee's fee and other operating expenses         .531%        $.0531         .114%(f)      $.0114      .114%(f)     $.0114
                                                   -----        ------         -----         ------      -----        ------
Total                                              .591%        $.0591         .174%         $.0174      .174%        $.0174
                                                   =====        ======         =====         ======      =====        ======

                                                                                     Target VIP
                                                      Target Small-Cap           Conservative Equity
                                                          Portfolio                   Portfolio
                                                   4th Quarter 2010 Series     4th Quarter 2010 Series
                                                   -----------------------     -----------------------
                                                               Amount                      Amount
                                                               per Unit                    per Unit
                                                               --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290
                                                   =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .114%(f)     $.0114         .491%(f)     $.0491
                                                   -----        ------         -----        ------
Total                                              .174%        $.0174         .551%        $.0551
                                                   =====        ======         =====        ======

                                                  Value Line(R) Diversified        Value Line(R)
                                                     Target 40 Portfolio         Target 25 Portfolio
                                                   4th Quarter 2010 Series     4th Quarter 2010 Series
                                                  -------------------------    -----------------------
                                                               Amount                      Amount
                                                               per Unit                    per Unit
                                                               --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .250%(d)     $.0250
                                                   =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .264%(f)     $.0264         .214%(f)     $.0214
                                                   -----        ------         -----        ------
Total                                              .324%        $.0324         .274%        $.0274
                                                   =====        ======         =====        ======

                                 Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust, the principal amount and distributions are rolled every 15 months into a New Trust, you are subject to a reduced transactional sales charge, and you sell your Units at the end of the periods shown. The example also assumes a 5% return on your investment each year and that a Trust's operating expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you held your Units for the periods shown, would be:

                                                                            1 Year     3 Years    5 Years    10 Years
                                                                            ______     _______    _______    ________
The Dow (R)Target 5Portfolio, 4th Quarter 2010 Series                       $344       $847       $1,131     $2,322
Global Target 15 Portfolio, 4th Quarter 2010 Series                          351        868        1,166      2,395
MSCI EAFE Target 20 Portfolio, 4th Quarter 2010 Series                       380        954        1,311      2,688
Nasdaq (R) Target 15 Portfolio, 4th Quarter 2010 Series                      345        850        1,136      2,333
NYSE (R) International Target 25 Portfolio, 4th Quarter 2010 Series          341        838        1,120      2,300
S&P Target 24 Portfolio, 4th Quarter 2010 Series                             346        853        1,141      2,343
S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series                        345        849        1,133      2,328
Target 50/50 Portfolio, 4th Quarter 2010 Series                              361        895        1,212      2,488
Target Diversified Dividend Portfolio, 4th Quarter 2010 Series               341        838        1,115      2,291
Target Dividend Multi-Strategy Portfolio, 4th Quarter 2010 Series            373        932        1,274      2,613
Target Double Play Portfolio, 4th Quarter 2010 Series                        344        846        1,132      2,326
Target Focus Five Portfolio, 4th Quarter 2010 Series                         383        962        1,325      2,715
Target Global Dividend Leaders Portfolio, 4th Quarter 2010 Series            341        838        1,115      2,291
Target Growth Portfolio, 4th Quarter 2010 Series                             341        838        1,115      2,291
Target Small-Cap Portfolio, 4th Quarter 2010 Series                          341        838        1,115      2,291
Target VIP Conservative Equity Portfolio, 4th Quarter 2010 Series            379        950        1,305      2,675
Value Line (R) Diversified Target 40 Portfolio, 4th Quarter 2010 Series      356        883        1,191      2,446
Value Line (R) Target 25 Portfolio, 4th Quarter 2010 Series                  347        856        1,150      2,362

The example will not differ if you hold rather than sell your Units at the end of each period.

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 2.95% and the sum of any remaining deferred sales charge and creation and development fee.

(b) The deferred sales charge is a fixed dollar amount equal to $.145 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing January 20, 2011.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.

(d) Estimated organization costs will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses for certain Trusts include estimated per Unit costs associated with a license fee as described in "Expenses and Charges," but do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                     Report of Independent
               Registered Public Accounting Firm

                          Statements of Net Assets

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                                                            MSCI EAFE
                                                                        The Dow (R)      Global Target 15   Target 20
                                                                     Target 5 Portfolio     Portfolio       Portfolio
                                                                        4th Quarter        4th Quarter     4th Quarter
                                                                        2010 Series        2010 Series     2010 Series
                                                                     _____________      _____________      _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                     $                  $                    $
Less liability for reimbursement to Sponsor
   for organization costs (3)                                          (   )              (   )              (   )
Less liability for deferred sales charge (4)                           (   )              (   )              (   )
Less liability for creation and development fee (5)                    (   )              (   )              (   )
                                                                     _______            _______            _______
Net assets                                                           $                  $                  $
                                                                     =======            =======            =======
Units outstanding
Net asset value per Unit (6)                                         $ 9.676            $ 9.676            $ 9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                $                  $                  $
Less maximum sales charge (7)                                          (   )              (   )              (   )
Less estimated reimbursement to Sponsor
   for organization costs (3)                                          (   )              (   )              (   )
                                                                     _______            _______            _______
Net assets                                                           $                  $                  $
                                                                     =======            =======            =======

__________

See "Notes to Statements of Net Assets" on page 20.

                         Statements of Net Assets

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                    Nasdaq (R)          NYSE (R)             S&P                S&P
                                                    Target 15        International        Target 24        Target SMid 60
                                                    Portfolio     Target 25 Portfolio    Portfolio          Portfolio
                                                   4th Quarter        4th Quarter        4th Quarter        4th Quarter
                                                   2010 Series        2010 Series        2010 Series        2010 Series
                                                  _____________      _____________      _____________      _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                  $                  $                  $                  $
Less liability for reimbursement to Sponsor
   for organization costs (3)                       (   )              (   )              (   )              (   )
Less liability for deferred sales charge (4)        (   )              (   )              (   )              (   )
Less liability for creation and development fee (5) (   )              (   )              (   )              (   )
                                                  _______            _______            _______            _______
Net assets                                        $                  $                  $                  $
                                                  =======            =======            =======            =======
Units outstanding
Net asset value per Unit (6)                      $ 9.676            $ 9.680            $ 9.676            $ 9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                             $                  $                  $                  $
Less maximum sales charge (7)                       (   )              (   )              (   )              (   )
Less estimated reimbursement to Sponsor
   for organization costs (3)                       (   )              (   )              (   )              (   )
                                                  _______            _______            _______            _______
Net assets                                        $                  $                  $                  $
                                                  =======            =======            =======            =======

__________

See "Notes to Statements of Net Assets" on page 20.

                        Statements of Net Assets

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010


                                                                                        Target Dividend         Target
                                                    Target 50/50    Target Diversified   Multi-Strategy      Double Play
                                                     Portfolio      Dividend Portfolio     Portfolio          Portfolio
                                                    4th Quarter        4th Quarter        4th Quarter        4th Quarter
                                                    2010 Series        2010 Series        2010 Series        2010 Series
                                                    _____________      _____________      _____________      _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                    $                  $                  $                  $
Less liability for reimbursement to Sponsor
   for organization costs (3)                       (   )              (   )              (   )              (   )
Less liability for deferred sales charge (4)        (   )              (   )              (   )              (   )
Less liability for creation and development fee (5) (   )              (   )              (   )              (   )
                                                    _______            _______            _______            _______
Net assets                                          $                  $                  $                  $
                                                    =======            =======            =======            =======
Units outstanding
Net asset value per Unit (6)                        $ 9.676            $ 9.676            $ 9.676            $ 9.680

ANALYSIS OF NET ASSETS
Cost to investors (7)                               $                  $                  $                  $
Less maximum sales charge (7)                       (   )              (   )              (   )              (   )
Less estimated reimbursement to Sponsor
   for organization costs (3)                       (   )              (   )              (   )              (   )
                                                    _______            _______            _______            _______
Net assets                                          $                  $                  $                  $
                                                    =======            =======            =======            =======

__________

See "Notes to Statements of Net Assets" on page 20.

                        Statements of Net Assets

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                     Target
                                                   Focus Five        Target Global          Target         Target Small-Cap
                                                   Portfolio       Dividend Leaders   Growth Portfolio      Portfolio
                                                   4th Quarter       Portfolio, 4th      4th Quarter        4th Quarter
                                                   2010 Series     Quarter 2010 Series   2010 Series        2010 Series
                                                   _____________      _____________      _____________      _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                   $                  $                  $                  $
Less liability for reimbursement to Sponsor
   for organization costs (3)                       (   )              (   )              (   )              (   )
Less liability for deferred sales charge (4)        (   )              (   )              (   )              (   )
Less liability for creation and development fee (5) (   )              (   )              (   )              (   )
(5)
                                                   _______            _______            _______            _______
Net assets                                         $                  $                  $                  $
                                                   =======            =======            =======            =======
Units outstanding
Net asset value per Unit (6)                       $ 9.676            $ 9.676            $ 9.676            $ 9.676
ANALYSIS OF NET ASSETS
Cost to investors (7)                              $                  $                  $                  $
Less maximum sales charge (7)                       (   )              (   )              (   )              (   )
Less estimated reimbursement to Sponsor
   for organization costs (3)                       (   )              (   )              (   )              (   )
                                                   _______            _______            _______            _______
Net assets                                         $                  $                  $                  $
                                                   =======            =======            =======            =======

__________

See "Notes to Statements of Net Assets" on page 20.

                        Statements of Net Assets

                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                                          Value Line(R)
                                                                         Target VIP        Diversified       Value Line(R)
                                                                     Conservative Equity    Target 40          Target 25
                                                                         Portfolio          Portfolio          Portfolio
                                                                        4th Quarter        4th Quarter        4th Quarter
                                                                        2010 Series        2010 Series        2010 Series
                                                                     _____________      _____________      _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                     $                  $                  $
Less liability for reimbursement to Sponsor
   for organization costs (3)                                          (   )              (   )              (   )
Less liability for deferred sales charge (4)                           (   )              (   )              (   )
Less liability for creation and development fee (5)                    (   )              (   )              (   )
                                                                     _______            _______            _______
Net assets                                                           $                  $                  $
                                                                     =======            =======            =======
Units outstanding
Net asset value per Unit (6)                                         $ 9.676            $ 9.676            $ 9.680

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                $                  $                  $
Less maximum sales charge (7)                                          (   )              (   )              (   )
Less estimated reimbursement to Sponsor for organization costs (3)     (   )              (   )              (   )
                                                                     _______            _______            _______
Net assets                                                           $                  $                  $
                                                                     =======            =======            =======

__________

See "Notes to Statements of Net Assets" on page 20.

Page 19


                    NOTES TO STATEMENTS OF NET ASSETS

The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory Termination Date of December 30, 2011.

(2) An irrevocable letter of credit for approximately $4,800,000, issued by The Bank of New York Mellon (approximately $200,000 has been allocated to each of The Dow(R) Target 5 Portfolio, 4th Quarter 2010 Series; Global Target 15 Portfolio, 4th Quarter 2010 Series; MSCI EAFE Target 20 Portfolio, 4th Quarter 2010 Series; Nasdaq(R) Target 15 Portfolio, 4th Quarter 2010 Series; NYSE(R) International Target 25 Portfolio, 4th Quarter 2010 Series; S&P Target 24 Portfolio, 4th Quarter 2010 Series; S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series; Target Diversified Dividend Portfolio, 4th Quarter 2010 Series; Target Double Play Portfolio, 4th Quarter 2010 Series; Target Global Dividend Leaders Portfolio, 4th Quarter 2010 Series; Target Growth Portfolio, 4th Quarter 2010 Series; Target Small-Cap Portfolio, 4th Quarter 2010 Series; Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2010 Series and Value Line(R) Target 25 Portfolio, 4th Quarter 2010 Series; and approximately $500,000 has been allocated to each of Target 50/50 Portfolio, 4th Quarter 2010 Series; Target Dividend Multi-Strategy Portfolio, 4th Quarter 2010 Series; Target Focus Five Portfolio, 4th Quarter 2010 Series and Target VIP Conservative Equity Portfolio, 4th Quarter 2010 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the Trusts. The per Unit costs have been estimated as set forth in the Fee Table. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of $.145 per Unit, payable to the Sponsor in three approximately equal monthly installments beginning on January 20, 2011 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through March 18, 2011. If Unit holders redeem Units before March 18, 2011 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge (comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 2.95% of the Public Offering Price (equivalent to 2.98% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                         Schedule of Investments

         The Dow (R) Target 5 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of        Current
Ticker Symbol and                                              Offering       of         Value per   Securities to  Dividend
Name of Issuer of Securities (1)                               Price          Shares     Share       the Trust (2)  Yield (3)
_______________________________                                _________      ______     _______     _________      _________
COMMON STOCKS (100%):
                                                                   %                      $           $             %
                                                                   %                                                %
                                                                   %                                                %
                                                                   %                                                %
                                                                   %                                                %
                                                               _______                                ________
              Total Investments                                 100%                                  $
                                                               =======                                ========

___________

See "Notes to Schedules of Investments" on page 52.

                       Schedule of Investments

           Global Target 15 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage                         Cost of
                                                                      of Aggregate  Number    Market     Securities  Current
Ticker Symbol and                                                     Offering      of        Value per  to the      Dividend
Name of Issuer of Securities (1)(4)(5)                                Price         Shares    Share      Trust (2)   Yield (3)
_______________________________                                       ___________   ______    ________   ________    ________
COMMON STOCKS (100.00%):
Hong Kong (xx.xx%):
                                                                       %                      $          $           %
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
United Kingdom (xx.xx%):
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
United States (xx.xx%):
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
                                                                       %                                             %
                                                                      _____                              ________
                      Total Investments                               100.00%                            $
                                                                      =====                              ========

_____________

See "Notes to Schedules of Investments" on page 52.

                       Schedule of Investments

         MSCI EAFE Target 20 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                             Percentage
                                                                             of Aggregate  Number    Market     Cost of
Ticker Symbol and                                                            Offering      of        Value per  Securities to
Name of Issuer of Securities (1)(4)(5) #                                     Price         Shares    Share      the Trust (2)
____________________________________                                         ___________   ______    ________  __________
COMMON STOCKS (100%):
                                                                                %                     $        $
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                             ________                          ________
                     Total Investments                                        100%                               $
                                                                             ========                          ========

______________________

See "Notes to Schedules of Investments" on page 52.

                        Schedule of Investments

         Nasdaq (R) Target 15 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                        Percentage                   Market      Cost of
Ticker Symbol and                                                       of Aggregate     Number      Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   of Shares   Share       the Trust (2)
____________________________________                                    ____________     ______      _________   _____________
COMMON STOCKS (100.00%):
                                                                             %                       $           $
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                        ____________                             ____________
                Total Investments                                       100.00%                                    $
                                                                        ===========                              ===========

___________

See "Notes to Schedules of Investments" on page 52.

                         Schedule of Investments

   NYSE (R) International Target 25 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                          Percentage
                                                                          of Aggregate    Number    Market      Cost of
Ticker Symbol and                                                         Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)(5) +                                  Price           Shares    Share       the Trust (2)
____________________________________                                      ___________     ______    ________    __________
COMMON STOCKS (100%):
                                                                               %                     $          $
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                            ____                                  ________
             Total Investments                                              100%                                  $
                                                                            ====                                  ========

______________________

See "Notes to Schedules of Investments" on page 52.

                         Schedule of Investments

            S&P Target 24 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)                                      Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
COMMON STOCKS (100.00%):
                                                                           %                      $           $
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                      ________                                ________
               Total Investments                                      100.00%                                   $
                                                                      ========                                ========

______________________

See "Notes to Schedules of Investments" on page 52.

                        Schedule of Investments

          S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)                                      Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
COMMON STOCKS (100.00%):
                                                                           %                      $           $
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %

                     Schedule of Investments (cont'd.)

          S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)                                      Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
                                                                           %                      $           $
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                      ________                                ________
              Total Investments                                       100.00%                                   $
                                                                      ========                                ========

______________________

See "Notes to Schedules of Investments" on page 52.

                        Schedule of Investments

             Target 50/50 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                       Price          Shares     Share       the Trust (2)
_______________________________                                           _________      ______     _______     _________
COMMON STOCKS (100.00%):
                                                                               %                    $           $
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %

                     Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                       Price          Shares     Share       the Trust (2)
_______________________________                                           _________      ______     _______     _________
                                                                               %                    $           $
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %

                   Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                       Price          Shares     Share       the Trust (2)
_______________________________                                           _________      ______     _______     _________
                                                                               %                    $           $
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %

                      Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                       Price          Shares     Share       the Trust (2)
_______________________________                                           _________      ______     _______     _________
                                                                                %                    $           $
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                           _______                               ________
                   Total Investments                                       100.00%                                 $
                                                                           =======                               ========

______________________

See "Notes to Schedules of Investments" on page 52.

                         Schedule of Investments

     Target Diversified Dividend Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
COMMON STOCKS (100.00%):
                                                                           %                      $           $
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %

                     Schedule of Investments (cont'd.)

     Target Diversified Dividend Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
                                                                           %                      $           $
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                      ________                                ________
                 Total Investments                                    100.00%                                   $
                                                                      ========                                ========

______________________

See "Notes to Schedules of Investments" on page 52.

                          Schedule of Investments

    Target Dividend Multi-Strategy Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
____________________________________                                    ___________    ______      ________    __________
COMMON STOCKS (100.00%):
                                                                             %                     $           $
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %

                   Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
____________________________________                                    ___________    ______      ________    __________
                                                                             %                     $           $
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %

                       Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
____________________________________                                    ___________    ______      ________    __________
                                                                             %                     $           $
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                        ________                               ________
                     Total Investments                                  100.00%                                  $
                                                                        ========                               ========

______________________

See "Notes to Schedules of Investments" on page 52.

                        Schedule of Investments

          Target Double Play Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                        Percentage        Number     Market      Cost of
Ticker Symbol and                                                       of Aggregate      of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price    Shares     Share       the Trust (2)
_______________________________                                         _________         ______     _______     _________
COMMON STOCKS (100.00%):
                                                                             %                       $           $
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %

                  Schedule of Investments (cont'd.)

          Target Double Play Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                        Percentage        Number     Market      Cost of
Ticker Symbol and                                                       of Aggregate      of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price    Shares     Share       the Trust (2)
_______________________________                                         _________         ______     _______     _________
                                                                             %                       $           $
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                        _______                                  ________
              Total Investments                                         100.00%                                        $
                                                                        =======                                  ========

______________________

See "Notes to Schedules of Investments" on page 52.

                          Schedule of Investments

          Target Focus Five Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
_______________________________                                          ____________     ______    _________   ____________
COMMON STOCKS (100.00%):
                                                                              %                     $           $
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %

                    Schedule of Investments (cont'd.)

          Target Focus Five Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
_______________________________                                          ____________     ______    _________   ____________
                                                                              %                     $           $
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %

                     Schedule of Investments (cont'd.)

          Target Focus Five Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
_______________________________                                          ____________     ______    _________   ____________
                                                                              %                     $           $
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %

                    Schedule of Investments (cont'd.)

          Target Focus Five Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
_______________________________                                          ____________     ______    _________   ____________
                                                                              %                     $           $
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                              %
                                                                         _______                                _______
                   Total Investments                                     100.00%                                  $
                                                                         =======                                =======

___________

See "Notes to Schedules of Investments" on page 52.

                        Schedule of Investments

    Target Global Dividend Leaders Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage
                                                                      of Aggregate    Number      Market       Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
COMMON STOCKS (100.00%):
                                                                           %                      $           $
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %

                     Schedule of Investments (cont'd.)

    Target Global Dividend Leaders Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                      Percentage
                                                                      of Aggregate    Number      Market       Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
                                                                           %                      $           $
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                           %
                                                                      ________                                ________
                 Total Investments                                    100.00%                                 $
                                                                      ========                                ========

______________________

See "Notes to Schedules of Investments" on page 52.

                         Schedule of Investments

            Target Growth Portfolio, 4th Quarter 2010 Series
                                 FT 2557

At the Opening of Business on the Initial Date of Deposit-September __, 2010

                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                      of Aggregate    of          Value per     Securities to
Name of Issuer of Securities (1)(4)                                    Offering Price  Shares      Share         the Trust (2)
_______________________________________                                ____________    ______      ________      ____________
COMMON STOCKS (100.00%):
                                                                            %                      $             $
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
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                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                       ______                                    _________
                  Total Investments                                    100.00%                                     $
                                                                       =======                                   =========

___________

See "Notes to Schedules of Investments" on page 52.

                         Schedule of Investments

           Target Small-Cap Portfolio, 4th Quarter 2010 Series
                                 FT 2557

At the Opening of Business on the Initial Date of Deposit-September __, 2010

                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                      of Aggregate    of          Value per     Securities to
Name of Issuer of Securities (1)                                       Offering Price  Shares      Share         the Trust (2)
_________________________________                                      ____________    ______      ________      ____________
COMMON STOCKS (100.00%):
                                                                            %                      $             $
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
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                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                            %
                                                                       _______                                   _________
                  Total Investments                                    100.00%                                     $
                                                                       =======                                   =========

___________

See "Notes to Schedules of Investments" on page 52.

                        Schedule of Investments

    Target VIP Conservative Equity Portfolio, 4th Quarter 2010 Series
                                 FT 2557

At the Opening of Business on the Initial Date of Deposit-September __, 2010

                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
_______________________________                                          ____________     ______    _________   ___________
COMMON STOCKS (100.00%):
                                                                               %                     $           $
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
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                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %
                                                                               %

                     Schedule of Investments (cont'd.)

    Target VIP Conservative Equity Portfolio, 4th Quarter 2010 Series
                                 FT 2557

At the Opening of Business on the Initial Date of Deposit-September __, 2010

                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
_______________________________                                          ____________     ______    _________   ___________
                                                                                %                    $           $
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
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                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                                %
                                                                          _______                                _______
                 Total Investments                                        100.00%                                 $
                                                                          =======                                =======

______________________

See "Notes to Schedules of Investments" on page 52.

                         Schedule of Investments

 Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

At the Opening of Business on the Initial Date of Deposit-September __, 2010

                                                                        Percentage      Number      Market      Cost of
Ticker Symbol and                                                       of Aggregate    of          Value per   Securities to
Name of Issuer of Securities (1)                                        Offering Price  Shares      Share       the Trust (2)
____________________________________                                    ___________     ______      ________    __________
COMMON STOCKS (100.00%):
                                                                          %                         $           $
                                                                          %
                                                                          %
                                                                          %
                                                                          %
                                                                          %
                                                                          %
                                                                          %
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                                                                          %
                                                                          %
                                                                          %
                                                                          %
                                                                        ________                                ________
              Total Investments                                         100.00%                                  $
                                                                        ========                                ========

______________________

See "Notes to Schedules of Investments" on page 52.

                         Schedule of Investments

       Value Line(R) Target 25 Portfolio, 4th Quarter 2010 Series
                                 FT 2557

                    At the Opening of Business on the
               Initial Date of Deposit-September __, 2010

                                                                        Percentage
                                                                        of Aggregate    Number      Market        Cost of
Ticker Symbol and                                                       Offering        of          Value per     Securities to
Name of Issuer of Securities (1)(4)                                     Price           Shares      Share         the Trust (2)
_______________________________________                                 _________       ______      _________     _________
COMMON STOCKS (100.00%):
                                                                             %                      $             $
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
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                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                             %
                                                                            _______                                   ________
                 Total Investments                                      100.00%                                     $
                                                                        =======                                   =======

___________

See "Notes to Schedules of Investments" on page 52.

Page 51


                    NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on September __, 2010. Such purchase contracts are expected to settle within three business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. In accordance with Accounting Standards Codification 820, "Fair Value Measurements and Disclosures," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the Securities to the Sponsor and the Sponsor's profit or loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                      Cost of Securities   Profit
                                                                      to Sponsor           (Loss)
                                                                      ___________          ________
The Dow (R) Target 5 Portfolio, 4th Quarter 2010 Series               $                    $
Global Target 15 Portfolio, 4th Quarter 2010 Series
MSCI EAFE Target 20 Portfolio, 4th Quarter 2010 Series
Nasdaq(R) Target 15 Portfolio, 4th Quarter 2010 Series
NYSE (R) International Target 25 Portfolio, 4th Quarter 2010 Series
S&P Target 24 Portfolio, 4th Quarter 2010 Series
S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series
Target 50/50 Portfolio, 4th Quarter 2010 Series
Target Diversified Dividend Portfolio, 4th Quarter 2010 Series
Target Dividend Multi-Strategy Portfolio, 4th Quarter 2010 Series
Target Double Play Portfolio, 4th Quarter 2010 Series
Target Focus Five Portfolio, 4th Quarter 2010 Series
Target Global Dividend Leaders Portfolio, 4th Quarter 2010 Series
Target Growth Portfolio, 4th Quarter 2010 Series
Target Small-Cap Portfolio, 4th Quarter 2010 Series
Target VIP Conservative Equity Portfolio, 4th Quarter 2010 Series
Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2010
Series
Value Line(R) Target 25 Portfolio, 4th Quarter 2010 Series

(3) Current Dividend Yield for each Security was calculated by dividing the most recent annualized ordinary dividend declared or paid on a Security (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend) by that Security's closing sale price at the Evaluation Time on the business day prior to the Initial Date of Deposit, without consideration of foreign withholding or changes in currency exchange rates, if applicable.

(4)Common stocks of companies headquartered or incorporated outside the United States comprise the percentage of the investments of the Trusts as indicated:
      Global Target 15 Portfolio, 4th Quarter 2010 Series, _____%
      MSCI EAFE Target 20 Portfolio, 4th Quarter 2010 Series, 100.00%
      Nasdaq(R) Target 15 Portfolio, 4th Quarter 2010 Series, _____%
      NYSE(R) International Target 25 Portfolio, 4th Quarter 2010 Series, 100.00% S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series, _____%
      Target 50/50 Portfolio, 4th Quarter 2010 Series, _____%
      Target Diversified Dividend Portfolio, 4th Quarter 2010 Series, _____% Target Dividend Multi-Strategy Portfolio, 4th Quarter 2010 Series, _____% Target Double Play Portfolio, 4th Quarter 2010 Series, _____%
      Target Focus Five Portfolio, 4th Quarter 2010 Series, _____%
      Target Global Dividend Leaders Portfolio, 4th Quarter 2010 Series, _____% Target Growth Portfolio, 4th Quarter 2010 Series, _____%
      Target VIP Conservative Equity Portfolio, 4th Quarter 2010 Series, _____% Value Line(R) Target 25 Portfolio, 4th Quarter 2010 Series, _____%

Page 52


(5) Securities of companies in the following sectors comprise the percentage of the investments of the Trusts as indicated:
    Global Target 15 Portfolio, 4th Quarter 2010 Series:
    Consumer Discretionary, _____%; Consumer Staples, _____%; Financials, _____%; Health Care, _____%; Industrials, _____%; Materials, _____%;
    Telecommunication Services, _____%; Utilities, _____%

    MSCI EAFE Target 20 Portfolio, 4th Quarter 2010 Series:
    Consumer Discretionary, _____%; Consumer Staples, _____%; Energy, _____%; Financials, _____%; Health Care, ____%; Industrials, _____%; Telecommunication Services, _____%; Utilities, _____%

    NYSE(R) International Target 25 Portfolio, 4th Quarter 2010 Series:
    Consumer Discretionary, _____%; Energy, _____%; Financials, _____%; Information Technology, _____%; Materials, _____%; Telecommunication Services, _____%

(6) This Security represents the common stock of a Real Estate Investment Trust ("REIT"). REITs comprise approximately _____% and _____% of the investments of the S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series and the Target Focus Five Portfolio, 4th Quarter 2010 Series, respectively.

+ This Security represents the common stock of a foreign company which trades directly, or through an American Depositary Receipt ("ADR"), on a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades directly on a foreign securities exchange. Amounts may not compute due to rounding.

*  This Security represents a non-income producing security.

                       The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the FT Series. The series to which this prospectus relates, FT 2557, consists of 18 separate portfolios set forth below:

- Dow(R) Target 5 4Q '10 - Term 12/30/11
(The Dow(R) Target 5 Portfolio, 4th Quarter 2010 Series)
- Global Target 15 4Q '10 - Term 12/30/11
(Global Target 15 Portfolio, 4th Quarter 2010 Series)
- MSCI EAFE Target 20 4Q '10 - Term 12/30/11
(MSCI EAFE Target 20 Portfolio, 4th Quarter 2010 Series)
- Nasdaq(R)  Target 15 4Q '10 - Term 12/30/11
(Nasdaq(R) Target 15 Portfolio, 4th Quarter 2010 Series)
- NYSE(R) Intl. Target 25 4Q '10 - Term 12/30/11
(NYSE(R) International Target 25 Portfolio, 4th Quarter
2010 Series)
- S&P Target 24 4Q '10 - Term 12/30/11
(S&P Target 24 Portfolio, 4th Quarter 2010 Series)
- S&P Target SMid 60 4Q '10 - Term 12/30/11
(S&P Target SMid 60 Portfolio, 4th Quarter 2010 Series)
- Target 50/50 4Q '10 - Term 12/30/11
(Target 50/50 Portfolio, 4th Quarter 2010 Series)
- Target Divsd. Dvd. 4Q '10 - Term 12/30/11
(Target Diversified Dividend Portfolio, 4th Quarter 2010
Series)
- Target Dvd. Multi-Strat. 4Q '10 - Term 12/30/11
(Target Dividend Multi-Strategy Portfolio, 4th Quarter
2010 Series)
- Target Dbl. Play 4Q '10 - Term 12/30/11
(Target Double Play Portfolio, 4th Quarter 2010 Series)
- Target Focus 5 4Q '10 - Term 12/30/11
(Target Focus Five Portfolio, 4th Quarter 2010 Series)
- Target Global Dvd. Leaders 4Q '10 - Term 12/30/11
(Target Global Dividend Leaders Portfolio, 4th Quarter
2010 Series)
- Target Growth 4Q '10 - Term 12/30/11
(Target Growth Portfolio, 4th Quarter 2010 Series)
- Target Small-Cap 4Q '10 - Term 12/30/11
(Target Small-Cap Portfolio, 4th Quarter 2010 Series)
- Target VIP Cons. Eqty. 4Q '10 - Term 12/30/11
(Target VIP Conservative Equity Portfolio, 4th Quarter
2010 Series)
- Value Line(R) Divsd. Target 40 4Q '10 - Term 12/30/11 (Value Line(R) Diversified Target 40 Portfolio, 4th
Quarter 2010 Series)
- Value Line(R) Target 25 4Q '10 - Term 12/30/11
(Value Line(R) Target 25 Portfolio, 4th Quarter 2010 Series)

Each Trust was created under the laws of the State of New York by a Trust Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New York Mellon as Trustee, FTP Services LLC ("FTPS") as FTPS Unit Servicing Agent and First Trust Advisors L.P. as Portfolio Supervisor and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT 1-800-621-1675, EXT. 1.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the Initial Date of Deposit (as set forth in "Schedule of Investments" for each Trust), adjusted to reflect the sale, redemption or liquidation of any of the Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act").

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and will endeavor to vote the Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                        Portfolios

Objective.

When you invest in a Trust you are purchasing a quality portfolio of attractive common stocks in one convenient purchase. The objective of each Trust is to provide the potential for an above-average total return. To achieve this objective, each Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek to provide the potential for above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted.

               The Dow(R) Target 5 Portfolio

The Dow (R) Target 5 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Dow
(R) Target 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Investing in stocks with high dividend yields may be effective in achieving the investment objective of the Trust, because regular dividends are common for established companies, and dividends have historically accounted for a large portion of the total return on stocks. The Dow (R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average(sm) ("DJIA(sm)").

The Dow (R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3:From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow (R) Target 5 Strategy.

Based on the composition of the portfolio on the Initial Date of Deposit, The Dow (R) Target 5 Portfolio is considered to be a ________ Trust.

                Global Target 15 Portfolio

The Global Target 15 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Global Target 15 Strategy seeks to uncover stocks that may be out of favor or undervalued. The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:

Step 1:We rank all stocks contained in the DJIA(sm), the Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by dividend yield as of the business day prior to the date of this prospectus.

Step 2:We select the 10 highest dividend-yielding stocks in each respective index.

Step 3:We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest dividend-yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.

Based on the composition of the portfolio on the Initial Date of Deposit, the Global Target 15 Portfolio is considered to be a ________ Trust.

               MSCI EAFE Target 20 Portfolio

The MSCI EAFE Target 20 Strategy selects 20 common stocks from the MSCI EAFE Index(R). The MSCI EAFE Target 20 Strategy stocks are determined as follows:

Step 1:We begin with the stocks that comprise the MSCI EAFE Index(R) as of ___ business days prior to the date of this prospectus.

Step 2:We then select the 200 largest by market capitalization that meet both of the following three-month average daily trading volume liquidity screens:
o Minimum of $5 million traded.
o Minimum of 100,000 shares traded.

Step 3:The remaining stocks are ranked on four factors:
o Price to cash flow.
o Price to book.
o Return on assets.
o Momentum.

Step 4:We purchase an approximately equally-weighted portfolio of the 20 stocks with the highest combined ranking on the four factors, subject to a maximum of four stocks from any one of the ten major market sectors and a maximum of four stocks from any single country.

Based on the composition of the portfolio on the Initial Date of Deposit, the MSCI EAFE Target 20 Portfolio is considered to be a ________ Trust.

               Nasdaq(R) Target 15 Portfolio

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100 Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1:We select stocks which are components of the Nasdaq-100 Index(R) as of ___ business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2:We then numerically rank the stocks by six-month price appreciation.

Step 3:The stocks are then numerically ranked by return on assets ratio.

Step 4:We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5:We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for the Nasdaq(R) Target 15 Strategy.

The Securities which comprise the Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of the Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

Based on the composition of the portfolio on the Initial Date of Deposit, the Nasdaq(R) Target 15 Portfolio is considered to be a ________ Trust.

        NYSE (R) International Target 25 Portfolio

Incorporating international investments into an overall portfolio can offer benefits such as diversification, reduced volatility and the potential for enhanced performance. The NYSE (R) International Target 25 Portfolio provides investors with a way to strategically invest in foreign companies. The NYSE (R) International Target 25 Strategy stocks are determined as follows:

Step 1:We begin with the stocks that comprise the NYSE International 100 Index(sm) as of ___ business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2:We rank each stock on two factors:
o Price to book; and
o Price to cash flow.

Lower, but positive, price to book and price to cash flow ratios are generally used as an indication of value.

Step 3:We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4:We purchase an approximately equally-weighted portfolio of the 25 stocks with the best overall ranking on the two factors.

Based on the composition of the portfolio on the Initial Date of Deposit, the NYSE (R) International Target 25 Portfolio is considered to be a ________ Trust.

                  S&P Target 24 Portfolio

The S&P Target 24 Strategy selects 24 common stocks from the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") which are based on the following steps:

Step 1:All of the economic sectors in the S&P 500 Index are ranked by market capitalization as of ___ business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2:The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

-Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings.

-Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings.

-Bullish interest indicator, which compares the number of shares traded in months in which the stock price rose to the number of shares traded in months in which the stock price declined. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3:The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for the S&P Target 24 Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors being selected from.

Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target 24 Portfolio is considered to be a ________ Trust.

               S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and sentiment. The S&P Target SMid 60 Strategy focuses on small and mid-size companies because we believe they are more likely to be in an earlier stage of their economic life cycle than mature large-cap companies. In addition, the ability to take advantage of share price discrepancies is likely to be greater with smaller stocks than with more widely followed large-cap stocks. The S&P Target SMid 60 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap 400 Index ("S&P MidCap 400") and the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600") as of ___ business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price to book value and select the best quartile from each index-100 stocks from the S&P MidCap 400 and 150 stocks from the S&P SmallCap 600 with the lowest, but positive, price to book ratio.

Step 3: We rank each stock on three factors:

- Price to cash flow;

- 12-month change in return on assets; and

- 3-month price appreciation.

Step 4: We eliminate any registered investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with average daily trading volume of less than $250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the S&P Target SMid 60 Strategy.

Step 6: The stocks selected from the S&P MidCap 400 are given approximately twice the weight of the stocks selected from the S&P SmallCap 600.

Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target SMid 60 Portfolio is considered to be a ________ Trust.

                  Target 50/50 Portfolio

The composition of the Target 50/50 Portfolio on the Initial Date of Deposit is as follows:

Approximately 1/2 common stocks which comprise the Dow (R) Target
Dividend Strategy; and

Approximately 1/2 common stocks which comprise the Target VIP Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the Target VIP Strategy portion of the Trust were selected as follows:

The Dow(R) Target Dividend Strategy.

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to achieving its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend Index(sm) as of ___ business days prior to the date of this prospectus (best [1] to worst [100]) by:

- Greatest change in return on assets over the last 12 months. An increase in return on assets generally indicates improving business fundamentals.

- Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall ranking on the two factors for The Dow(R) Target Dividend Strategy.

Companies which, as of the selection date, Dow Jones has announced will be removed from the Dow Jones U.S. Select Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

Target VIP Strategy.

The Target VIP Strategy invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies. While each of the underlying strategies included in the Target VIP Strategy also seeks to provide an above-average total return, each follows a different investment strategy. The Target VIP Strategy seeks to outperform the S&P 500 Index. The Target VIP Strategy provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market.

The composition of the Target VIP Strategy on the Initial Date of Deposit is as follows:

- Approximately 1/6 common stocks which comprise The Dow(R) DART 5
Strategy;

- Approximately 1/6 common stocks which comprise the European Target 20
Strategy;

- Approximately 1/6 common stocks which comprise the Nasdaq(R) Target 15
Strategy;

- Approximately 1/6 common stocks which comprise the S&P Target 24
Strategy;

- Approximately 1/6 common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the Nasdaq(R) Target 15 Strategy and the S&P Target 24 Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the captions "Nasdaq(R) Target 15 Portfolio" and "S&P Target 24 Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy, the Target Small-Cap Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target ("DART") 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Dow(R) DART 5 Strategy's investment objective. By analyzing dividend yields, the Dow(R) DART 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the European Target 20 Strategy seeks to uncover stocks that may be out of favor or undervalued. The European Target 20 Strategy stocks are determined as follows:

Step 1:We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom by dividend yield as of ___ business days prior to the date of this prospectus.

Step 2:We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, no Trust will invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1:We select the stocks of all U.S. corporations which trade on the NYSE, the NYSE Alternext US or The NASDAQ Stock Market(R) ("Nasdaq")

(excluding limited partnerships, ADRs and mineral and oil royalty trusts) as of ___ business days prior to the date of this prospectus.

Step 2:We then select companies which have a market capitalization of between $150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3:We next select stocks with positive three-year sales growth.

Step 4:From there we select those stocks whose most recent annual earnings are positive.

Step 5:We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6:We select the 40 stocks with the greatest price appreciation in the last 12 months on a relative market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The Securities which comprise the Target Small-Cap Strategy are weighted by market capitalization.

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S. stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1:We start with the 100 stocks which Value Line(R), as of ___ business days prior to the date of this prospectus, gives their #1 ranking for Timeliness(TM) and apply the following rankings as of ___ business days prior to the date of this prospectus.

Step 2:We rank these stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3:We then rank the stocks for profitability by their return on assets.

Step 4:Finally, we rank the stocks for value based on their price to cash flow.

Step 5:We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value Line Target 25 Strategy. Stocks of financial companies and the stocks of companies whose shares are not listed on a U.S. securities exchange are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks.

The Securities which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R) Target 25 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

           Target Diversified Dividend Portfolio

The Target Diversified Dividend Portfolio seeks to provide the potential for above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1:We begin with all stocks traded on a U.S. exchange as of ___ business days prior to the date of this prospectus and screen for the following:

-Minimum market capitalization of $250 million;

-Minimum three-month average daily trading volume of $1.5 million; and

-Minimum stock price of $5.

Step 2:We eliminate real estate investment trusts ("REITs"), ADRs, Registered Investment Companies and Limited Partnerships.

Step 3:We select only those stocks with positive three-year dividend growth.

Step 4:We rank each remaining stock on three factors:

Indicated dividend yield - 50%;

Price to book - 25%; and

Payout ratio - 25%.

Step 5:We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the ten major market sectors with the highest combined ranking on the three factors.

         Target Dividend Multi-Strategy Portfolio

The composition of the Target Dividend Multi-Strategy Portfolio on the Initial Date of Deposit is as follows:

- Approximately 25% common stocks which comprise The Dow (R) Target Dividend Strategy;

- Approximately 25% common stocks which comprise the European Target 20
Strategy;

- Approximately 25% common stocks which comprise the Global Target 15 Strategy; and

- Approximately 25% common stocks which comprise the Target Diversified Dividend Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the European Target 20 Strategy, the Global Target 15 Strategy and the Target Diversified Dividend Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target 50/50 Portfolio," "Global Target 15 Portfolio" and "Target Diversified Dividend Portfolio," respectively.

Based on the composition of the portfolio on the Initial Date of Deposit, the Target Dividend Multi-Strategy Portfolio is considered to be a ________ Trust.

               Target Double Play Portfolio

The Target Double Play Portfolio invests in the common stocks of companies which are selected by applying two separate uniquely specialized strategies. While each of the strategies included in the Target Double Play Portfolio also seeks to provide an above-average total return, each follows a different investment strategy. The Target Double Play Portfolio seeks to outperform the S&P 500 Index. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments has the potential to enhance your returns and help reduce your overall investment risk. The Target Double Play Portfolio has been developed to address this purpose.

The composition of the Target Double Play Portfolio on the Initial Date of Deposit is as follows:

- Approximately 1/2 common stocks which comprise The Dow(R) Target Dividend Strategy; and

- Approximately 1/2 common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the Value Line(R) Target 25 Strategy portions of the Target Double Play Portfolio were chosen by applying the same selection criteria set forth above under the caption "Target 50/50 Portfolio."

                Target Focus Five Portfolio

The composition of the Target Focus Five Portfolio on the Initial Date of Deposit is as follows:

- Approximately 24% common stocks which comprise The Dow(sm) Target Dividend Strategy;

- Approximately 24% common stocks which comprise the S&P Target SMid 60
Strategy;

- Approximately 24% common stocks which comprise the Value Line(R) Target 25 Strategy;

- Approximately 20% common stocks which comprise the MSCI EAFE Target 20 Strategy; and

- Approximately 8% common stocks which comprise the NYSE (R)
International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the Value Line(R) Target 25 Strategy portions of the Target Focus Five Portfolio were chosen by applying the same selection criteria set forth above under the caption "Target 50/50 Portfolio." The Securities which comprise the S&P Target SMid 60 Strategy portion of the Target Focus Five Portfolio were chosen by applying the same selection criteria set forth above under the caption "S&P Target SMid 60 Portfolio." The Securities which comprise the MSCI EAFE Target 20 Strategy portion of the Target Focus Five Portfolio were chosen by applying the same selection criteria set forth above under the caption "MSCI EAFE Target 20 Portfolio." The Securities which comprise the NYSE (R) International Target 25 Strategy portion of the Target Focus Five Portfolio were chosen by applying the same selection criteria set forth above under the caption "NYSE (R) International Target 25 Portfolio."

         Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy is based on these steps:

Step 1:We establish three distinct universes as of ___ business days prior to the Initial Date of Deposit which consist of the following:

o Domestic equity - all U.S. stocks.

o International equity - all foreign stocks that are listed on a U.S. securities exchange either directly or are in the form of ADRs.

o REITs - all U.S. REITs.

Step 2:Registered Investment Companies and Limited Partnerships are excluded from all universes. REITs are also excluded from the domestic and international equity universes.

Step 3:We select the stocks in each universe that meet the following criteria:

o Market capitalization greater than $1 billion.

o Three-month average daily trading volume greater than $1 million.

o Dividend yield greater than twice that of the S&P 500 Index at the time of selection.

Step 4:We rank the selected stocks within each universe on three factors: price to cash flow, return on assets and price appreciation.

Step 5:We select the 20 stocks within each universe with the best overall rankings, subject to a maximum of four stocks from any one of the ten major market sectors for both the domestic and international equity universes. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6:The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe.

o 40% domestic equity.

o 40% international equity.

o 20% REITs.

Based on the composition of the portfolio on the Initial Date of Deposit, the Target Global Dividend Leaders Portfolio is considered to be a ________ Trust.

                  Target Growth Portfolio

The Target Growth Portfolio invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The Target Growth Strategy stocks are determined as follows:

Step 1:We begin with all stocks traded on a U.S. exchange as of ___ business days prior to the date of this prospectus and screen for the following:

-Minimum market capitalization of $6 billion;

-Minimum three month average daily trading volume of $5 million; and

Minimum stock price of $5.

Step 2:We eliminate REITs, ADRs, Registered Investment Companies and Limited Partnerships.

Step 3:We select only those stocks with positive one year sales growth.

Step 4:We rank the remaining stocks on three factors:

-Sustainable growth rate;

Change in return on assets; and

-Recent price appreciation.

Step 5:We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major market sectors.

Based on the composition of the portfolio on the Initial Date of Deposit, the Target Growth Portfolio is considered to be a ________ Trust.

                Target Small-Cap Portfolio

The Securities which comprise the Target Small-Cap Strategy were chosen by applying the same selection criteria set forth above under the caption "Target 50/50 Portfolio."

Based on the composition of the portfolio on the Initial Date of Deposit, the Target Small-Cap Portfolio is considered to be a ________ Trust.

         Target VIP Conservative Equity Portfolio

The Target VIP Conservative Equity Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies. The Target VIP Conservative Equity Strategy seeks to outperform the S&P 500 Index. The Target VIP Conservative Equity Portfolio provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market. The composition of the Target VIP Conservative Equity Portfolio on the Initial Date of Deposit is as follows:

-Approximately 30% common stocks which comprise The Dow(R) DART 10
Strategy;

-Approximately 10% common stocks which comprise the Global Target 15
Strategy;

-Approximately 50% common stocks which comprise the S&P Target 24
Strategy; and

-Approximately 10% common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the Global Target 15 Strategy, the S&P Target 24 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Global Target 15 Portfolio," "S&P Target 24 Portfolio" and "Target 50/50 Portfolio," respectively. The Securities which comprise The Dow (R) DART 10 Strategy portion of the Trust were selected as follows:

The Dow(R) DART 10 Strategy.

The Dow (R) DART 10 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios as a means to achieving the Strategy's investment objective. By analyzing dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. More recently, many companies have turned to stock reduction programs as a tax efficient way to bolster their stock prices and reward shareholders. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow (R) DART 10 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select an approximately equally-weighted portfolio of the 10 stocks with the highest combined dividend yields and buyback ratios for The Dow (R) DART 10 Strategy.

       Value Line(R) Diversified Target 40 Portfolio

The Value Line(R) Diversified Target 40 Strategy invests in 40 of the 400 stocks that Value Line(R) gives a #1 or #2 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks, 400 of which are given their #1 or #2 ranking for Timeliness(TM). Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum and earnings surprises. The Value Line(R) Diversified Target 40 Strategy stocks are determined as follows:

Step 1:We start with the 400 stocks which Value Line(R) as of ___ business days prior to the date of this prospectus gives their #1 or #2 ranking for Timeliness(TM), remove the stocks of foreign companies, the stocks of companies with market capitalizations of less than $2 billion, registered investment companies and limited partnerships, and apply the following rankings as of ___ business days prior to the date of this prospectus.

Step 2:We rank these remaining stocks for sustainable growth rate.

Step 3:We then rank the stocks for their price to sales ratios.

Step 4:Finally, we rank the stocks for value based on their price to cash flow.

Step 5:We add up the numerical ranks achieved by each company in the above steps and select an approximately equally weighted portfolio of the 40 stocks with the highest combined ranking on the three factors, subject to a maximum of eight stocks from any one of the ten major market sectors. For purposes of selecting stocks and weighting the market sectors, consumer discretionary and consumer staples are considered separate sectors.

Based on the composition of the portfolio on the Initial Date of Deposit, the Value Line(R) Diversified Target 40 Portfolio is considered to be a ________ Trust.

             Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption "Target 50/50 Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within six months of the date of this prospectus have been excluded from the universe of securities from which each Trust's Securities are selected.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

From time to time in the prospectus or in marketing materials we may identify a portfolio's style and capitalization characteristics to describe a trust. These characteristics are designed to help you better understand how the Trust fits into your overall investment plan. These characteristics are determined by the Sponsor as of the Initial Date of Deposit and, due to changes in the value of the Securities, may vary thereafter. In addition, from time to time, analysts and research professionals may apply different criteria to determine a Security's style and capitalization characteristics, which may result in designations which differ from those arrived at by the Sponsor. In general, growth stocks are those with high relative price-to-book ratios while value stocks are those with low relative price-to-book ratios. At least 65% of the stocks in a trust on the trust's initial date of deposit must fall into either the growth or value category for a trust itself to receive the designation. Trusts that do not meet this criteria are designated as blend trusts. In determining market capitalization characteristics, we analyze the market capitalizations of the 3,000 largest stocks in the United States (excluding foreign securities, ADRs, limited partnerships and regulated investment companies) on a monthly basis. Companies with market capitalization among the largest 10% are considered Large-Cap securities, the next 20% are considered Mid-Cap securities and the remaining securities are considered Small-Cap securities. Both the weighted average market capitalization of a trust and at least half of the Securities in a trust must be classified as either Large-Cap, Mid-Cap or Small-Cap in order for a trust to be designated as such. Trusts, however, may contain individual stocks that do not fall into their stated style or market capitalization designation.

Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

"Dow Jones Industrial Average(sm) ," "Dow(R) ," "DJIA(sm)" and "Dow Jones U.S. Select Dividend Index(sm)" are products of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME"), and have been licensed for use. "Dow Jones Industrial Average(sm) ," "Dow(R) ," "DJIA(sm)" and "Dow Jones U.S. Select Dividend Index(sm)" are trademarks or service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P., an affiliate of ours. Dow Jones, CME or their respective affiliates do not endorse, sell or promote any of the Trusts, in particular The Dow (R) Target 5 Portfolio, Global Target 15 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Five Portfolio and the Target VIP Conservative Equity Portfolio. Dow Jones, CME or their respective affiliates make no representation regarding the advisability of investing in such products. Except as noted herein, Dow Jones, CME or their respective affiliates have not given us a license to use its indexes.

The MSCI EAFE Target 20 Portfolio and Target Focus Five Portfolio are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Trusts, the Securities or the index on which such Trusts or Securities are based. Except as noted herein, the publisher has not approved of any of the information in this prospectus.

"S&P(R)," "S&P 500(R)," "S&P MidCap 400(R)," "S&P SmallCap 600(R)," and
"Standard & Poor's(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target 50/50 Portfolio, Target Focus Five Portfolio and Target VIP Conservative Equity Portfolio are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in such Portfolios. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of Standard & Poor's.

"Value Line(R)," "The Value Line Investment Survey" and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. that have been licensed to First Trust Portfolios L.P. and/or First Trust Advisors L.P. The Target 50/50 Portfolio, Target Double Play Portfolio, Target Focus Five Portfolio, Target VIP Conservative Equity Portfolio, Value Line(R) Diversified Target 40 Portfolio and Value Line(R) Target 25 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in a Trust.

"NYSE" is a registered trademark of, and "NYSE International 100 Index(sm)" is a service mark of, the New York Stock Exchange, Inc. ("NYSE") and have been licensed for use for certain purposes by First Trust Portfolios L.P. The NYSE International Target 25 Portfolio and Target Focus Five Portfolio, which are based on the NYSE International 100 Index(sm), are not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in such products.

The publishers of the DJIA(sm), FT Index, Hang Seng Index, The Nasdaq-100 Index(R), the Russell 2000(R) Index, the Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, S&P MidCap 400 Index, S&P SmallCap 600 Index, MSCI EAFE Index(R), and the NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                       Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money. Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

_____ of the Securities in the Nasdaq (R) Target 15 Portfolio, _____ of the Securities in S&P Target 24 Portfolio and _____ of the Securities in the Value Line(R) Target 25 Portfolio represent approximately _____%, _____% and _____%, respectively, of the value of such Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Current Economic Conditions. In December 2008, the National Bureau of Economic Research officially announced that the U.S. economy has been in a recession since December 2007. This announcement came months after U.S. stock markets entered bear market territory after suffering losses of 20% or more from their highs of October 2007. This recession began with problems in the housing and credit markets, many of which were caused by defaults on "subprime" mortgages and mortgage-backed securities, eventually leading to the failures of some large financial institutions. Economic activity has now declined across all sectors of the economy, and the United States is experiencing increased unemployment. The current economic crisis has affected the global economy with European and Asian markets also suffering historic losses. Due to the current state of the economy, the value of the Securities held by a Trust may be subject to steep declines or increased volatility due to changes in performance or perception of the issuers. Extraordinary steps have been taken by the governments of several leading economic countries to combat the economic crisis; however, the impact of these measures is not yet known and cannot be predicted.

Dividends. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a Trust's portfolio is invested in securities issued by companies within a single sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.

The Dow (R) Target 5 Portfolio is concentrated in stocks of telecommunication services companies. The Global Target 15 Portfolio is concentrated in stocks of financial and telecommunication services companies. The Nasdaq (R) Target 15 Portfolio, the Target Small-Cap Portfolio and the Value Line (R) Target 25 Portfolio are concentrated in stocks of consumer products and information technology companies. The NYSE (R) International Target 25 Portfolio and the S&P Target SMid 60 Portfolio are concentrated in stocks of financial companies. The Target Growth Portfolio, the Target VIP Conservative Equity Portfolio and the Value Line (R) Diversified Target 40 Portfolio are concentrated in stocks of consumer products companies.

Consumer Products. Collectively, consumer discretionary companies and consumer staples companies are categorized as consumer products companies. General risks of these companies include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased governmental regulation. Generally, spending on consumer products is affected by the economic health of consumers. A weak economy and its effect on consumer spending would adversely affect consumer products companies.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession, decreases in the availability of capital, volatile interest rates, portfolio concentrations in geographic markets and in commercial and residential real estate loans, and competition from new entrants in their fields of business. Although legislation repealed most of the barriers which separated the banking, insurance and securities industries, these industries are still extensively regulated at both the federal and state level and may be adversely affected by increased regulations.

Recent negative developments initially relating to the subprime mortgage market and subsequently spreading to other parts of the economy, have adversely affected credit and capital markets worldwide and reduced the willingness of lenders to extend credit, thus making borrowing more difficult. In addition, the liquidity of certain debt instruments has been reduced or eliminated due to the lack of available market makers. Negative economic events in the credit markets have also led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the Federal Deposit Insurance Corporation ("FDIC") or through an infusion of Troubled Asset Relief Program funds. Furthermore, accounting rule changes, including the standards regarding the valuation of assets, consolidation in the banking industry and additional volatility in the stock market have the potential to significantly impact financial services companies as well.

In response to recent market and economic conditions, the U.S. Government has taken a variety of extraordinary measures designed to stimulate the economy and financial markets including capital injections and the acquisition of illiquid assets. Recent laws and regulations contain provisions limiting the way banks and their holding companies are able to pay dividends, purchase their own common stock and compensate officers. On July 21, 2010 the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Reform Act"). The Reform Act establishes a Financial Services Oversight Council to facilitate information sharing and identify systemic risks. Additionally, the Reform Act would allow the FDIC to "take over" a failing bank in situations when the overall stability of the financial system could be at risk. These regulatory changes could cause business disruptions or result in significant loss of revenue, and there can be no assurance as to the actual impact that these laws and their regulations will have on the financial markets.

Banks and thrifts face increased competition from nontraditional lending sources and financial services providers including brokerage firms, broker/dealers, investment banks, mutual fund companies and other companies that offer various financial products in addition to their brokerage and investment advice. However, proposed legislation would subject such non-bank financial firms to the requirements of the Bank Holding Company Act of 1956 which generally restricts bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. Under the proposed legislation, these companies would be required to register as bank holding companies with the Federal Reserve Board and would be subject to capital and other regulatory requirements of traditional banks. This may result in a decrease in profits, missed business opportunities and cessation of financing activities for companies unable to meet the newly imposed regulatory requirements which could further reduce available credit for consumers.

Companies involved in the insurance industry are engaged in underwriting, selling, distributing or placing of property and casualty, life or health insurance. Insurance company profits are affected by many factors, including interest rate movements, the imposition of premium rate caps, competition and pressure to compete globally. Property and casualty insurance profits may also be affected by weather catastrophes, acts of terrorism and other disasters. Life and health insurance profits may be affected by mortality rates. Already extensively regulated, insurance companies' profits may also be adversely affected by increased government regulations or tax law changes. Proposed legislation may establish the Office of National Insurance within the U.S. Department of the Treasury. This proposed federal agency would gather information, develop expertise, negotiate international agreements, and coordinate policy in the insurance sector. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources. Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance, and have lately experienced significant market declines in their share values. Also, the stocks of many Internet companies have exceptionally high price-to-earnings ratios with little or no earnings histories.

Telecommunication Services. General risks of telecommunication services companies include rapidly changing technology, rapid product obsolescence, loss of patent protection, cyclical market patterns, evolving industry standards and frequent new product introductions. Certain communications/bandwidth companies are subject to substantial governmental regulation, which among other things, regulates permitted rates of return and the kinds of services that a company may offer. Such companies can also be negatively impacted by any failure to obtain, or delays in obtaining, nancial or regulatory approval for new products or services. Companies in this sector are subject to fierce competition for market share from existing competitors and new market entrants. Such competitive pressures are intense and communications stocks can experience extreme volatility.

Companies in the telecommunications sector may encounter distressed cash flows and heavy debt burdens due to the need to commit substantial capital to meet increasing competition, particularly in formulating new products and services using new technology. Technological innovations may also make the existing products and services of telecommunications companies obsolete. In addition, companies in this sector can be impacted by a lack of investor or consumer acceptance of new products, changing consumer preferences and lack of standardization or compatibility with existing technologies making implementation of new products more difficult.

REITs. Certain of the Securities in the S&P Target SMid 60 Portfolio , the Target Focus Five Portfolio and the Target Global Dividend Leaders Portfolio are issued by REITs. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes and office buildings. The value of the REITs and the ability of the REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of the REITs.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Hong Kong. Approximately _____% of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in Hong Kong Special Administrative Region ("Hong Kong"). Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in Hong Kong. Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market. Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.

Japan. Approximately _____% of the NYSE(R) International Target 25 Portfolio consists of common stocks issued by companies headquartered or incorporated in Japan. Certain of the Securities in certain other Trusts are issued by companies headquartered or incorporated in Japan. The growth of Japan's economy has historically lagged that of its Asian neighbors and other major developed economies. The Japanese economy is heavily dependent on international trade and has been adversely affected by trade tariffs, other protectionist measures, competition from emerging economies and the economic conditions of its trading partners. China has become an important trading partner with Japan, yet the countries' political relationship has become strained. Should political tension increase, it could adversely affect the economy, especially the export sector, and destabilize the region as a whole. In addition, structural problems related to historical patterns of over-regulation, excessive government intervention and weak consumer demand continue in certain sectors and, if coupled with a lack of strong fiscal direction and ineffectual government response, may undercut the Japanese economy. Japan also remains heavily dependent on oil imports, and higher commodity prices could therefore have a negative impact on the economy.

United Kingdom. Approximately _____% of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in the United Kingdom. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in the United Kingdom. The United Kingdom is one of 25 members of the European Union ("EU") which was formed by the Maastricht Treaty on European Union. The Treaty has had the effect of eliminating most of the remaining trade barriers between the member nations and has made Europe one of the largest common markets in the world. However, the continued implementation of the Treaty provisions and recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by U.K. issuers impossible to predict.

Unlike a majority of EU members, the United Kingdom did not convert its currency to the common European currency, the euro, on January 1, 1999. All companies with significant markets or operations in Europe face strategic challenges as these entities continue to adapt to a single currency. The ongoing euro conversion process, with or without the inclusion of the United Kingdom, may materially impact revenues, expenses or income; increase competition; affect issuers' currency exchange rate risk and derivatives exposure; cause issuers to increase spending on information technology updates; and result in potentially adverse tax consequences. We cannot predict when or if the United Kingdom will convert to the euro or what impact, if any, the adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Foreign Securities. All of the Securities in the MSCI EAFE Target 20 Portfolio and the NYSE(R) International Target 25 Portfolio and certain of the Securities in certain other Trusts are issued by foreign companies, which makes these Trusts subject to more risks than if they invested solely in domestic common stocks. These Securities are either directly listed on a U.S. securities exchange or a foreign securities exchange or are in the form of ADRs which are listed on a U.S. securities exchange. Risks of foreign common stocks include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Global Target 15 Portfolio, MSCI EAFE Target 20 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Focus Five Portfolio and Target VIP Conservative Equity Portfolio is maintained by: Hongkong and Shanghai Banking Corporation, Hong Kong for Hong Kong Securities; The Bank of Tokyo-Mitsubishi UFJ Ltd., Tokyo, Japan for Japanese Securities; Crest Co. Ltd. for United Kingdom Securities; and Euroclear Bank, a global custody and clearing institution for all other foreign Securities; each of which have entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging Markets. Certain of the Securities in certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S. securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. Most foreign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S. dollars, had the Trustee sold any particular currency in the market. The value of the Securities in terms of U.S. dollars, and therefore the value of your Units, will decline if the U.S. dollar decreases in value relative to the value of the currencies in which the Securities trade.

Small Cap Companies. All of the Securities in the Target Small-Cap Portfolio and certain of the Securities in certain other Trusts are issued by companies which have been designated by the Sponsor as small-cap. Smaller companies present some unique investment risks. Small-caps may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Stocks of smaller companies may be less liquid than those of larger companies and may experience greater price fluctuations than larger companies. In addition, small-cap stocks may not be widely followed by the investment community, which may result in low demand.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, such as that concerning Lorillard, Inc., or any of the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or threatened litigation will have on the value of the Securities.

           Hypothetical Performance Information

The following tables compare the hypothetical performance information for the strategies employed by each Trust and the actual performances of the DJIA(sm), Nasdaq-100 Index(R), NYSE International 100 Index(sm), Russell 2000(R) Index, Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, FT Index, Hang Seng Index, MSCI EAFE Index(R), MSCI All Country World Index and a combination of the DJIA(sm), FT Index and Hang Seng Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month).

These hypothetical returns should not be used to predict future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(sm). The DJIA(sm) consists of 30 U.S. stocks chosen by the editors of The Wall Street Journal as being representative of the broad market and of American industry. Changes in the component stocks of the DJIA(sm) are made entirely by the editors of The Wall Street Journal without consulting the companies, the stock exchange or any official agency. For the sake of continuity, changes are made rarely.

Nasdaq-100 Index(R). The Nasdaq-100 Index(R) consists of the 100 largest and most active non-financial domestic and international companies listed on the Nasdaq National Market System.

NYSE International 100 Index(sm). The NYSE International 100 Index(sm) is an unmanaged index of the 100 largest non-U.S. stocks trading on the New York Stock Exchange. The NYSE International 100 Index(sm) assumes that all dividends received during a year are reinvested on a daily basis.

Russell 2000(R) Index. The Russell 2000(R) Index offers investors access to the small-cap segment of the U.S. equity universe. The Russell 2000(R) Index is constructed to provide a comprehensive, unbiased small-cap barometer and is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap opportunity set. The Russell 2000(R) Index includes the smallest 2,000 securities in the Russell 3000(R) Index.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500 Index. The S&P 500 Index consists of 500 stocks chosen by
Standard and Poor's to be representative of the leaders of various industries.

S&P 1000 Index. The S&P 1000 is a combination of the S&P MidCap 400 (the most widely used index for mid-size companies) and the S&P SmallCap 600 (an index of 600 U.S. small-cap companies), where the S&P MidCap 400 represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of a cross section of stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

MSCI EAFE Index(R). The MSCI EAFE Index(R) (Europe, Australasia, Far
East) is an unmanaged float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada.

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

                                              COMPARISON OF TOTAL RETURN(2)
(Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)
                                          Hypothetical Strategy Total Returns(1)
                                                               NYSE(R)                                          Target
          The Dow(R)   Global       MSCI EAFE    The Nasdaq(R) International The S&P     S&P Target   Target    Diversified
          Target 5     Target 15    Target 20    Target 15     Target 25     Target 24   SMid 60      50/50     Dividend
Year      Strategy     Strategy     Strategy     Strategy      Strategy      Strategy    Strategy     Strategy  Strategy
----      --------     ---------    ---------    ------------  ------------  ----------  ----------   --------  -----------
1972       18.96%
1973       17.58%
1974       -7.52%
1975       62.86%
1976       38.84%
1977        3.18%
1978       -1.30%
1979        7.39%
1980       38.69%
1981        1.22%
1982       40.99%
1983       34.21%
1984        8.55%
1985       35.96%
1986       28.26%                                 19.44%                       18.26%
1987        8.46%       14.92%                    11.92%                        1.85%
1988       18.90%       20.93%                    -1.46%                        4.40%
1989        7.97%       14.49%                    34.49%                       22.45%
1990      -17.94%        0.65%                    -7.64%                        6.55%
1991       59.77%       39.91%                   105.93%                       40.45%
1992       20.63%       24.23%                    -2.91%                       -1.68%                  15.69%
1993       31.38%       62.37%                    25.71%                        8.15%                  20.03%
1994        5.43%      -10.03%                     7.78%                        4.90%                  -3.34%
1995       28.02%       11.47%       14.54%       50.52%                       39.08%     24.38%       44.80%    26.80%
1996       23.46%       19.47%       29.18%       56.87%        25.92%         31.37%     13.46%       27.35%    14.90%
1997       17.13%       -8.77%        6.49%       32.14%        23.28%         30.17%     42.49%       33.03%    25.89%
1998        9.90%       11.11%       32.06%      119.13%        12.56%         39.92%      5.02%       27.12%    12.88%
1999       -9.46%        6.16%       53.67%       96.57%        64.31%         41.23%     24.11%       21.20%    17.47%
2000        8.26%        2.27%       -2.75%      -16.37%        10.87%          3.95%     14.25%       10.19%    19.73%
2001       -5.01%       -1.04%      -16.49%      -27.11%       -14.12%        -10.94%     32.26%       14.40%    29.55%
2002      -12.86%      -14.32%       -3.02%      -26.35%       -20.67%        -19.15%     -5.23%      -11.27%   -10.46%
2003       20.20%       35.94%       37.82%       34.81%        39.53%         23.24%     45.73%       33.38%    46.97%
2004        9.61%       29.23%       23.07%       -3.58%        23.68%         13.65%     23.71%       15.87%    20.44%
2005       -2.41%       11.51%        5.98%        1.28%        13.70%          3.73%      3.16%        4.40%     1.90%
2006       39.57%       40.05%       33.19%        1.64%        28.55%          1.52%     19.78%       14.58%    15.34%
2007        2.25%       14.26%       24.21%       18.93%        24.98%          3.27%     -9.71%        5.06%    -3.92%
2008      -50.10%      -43.29%      -42.53%      -52.84%       -49.80%        -29.33%    -37.71%      -42.90%   -37.11%
2009       17.31%       49.36%       16.23%       16.48%        42.87%         12.17%     60.28%       13.04%    40.72%
2010       -3.54%       -4.65%       -7.03%        5.08%        -0.86%         -3.72%      1.14%        1.74%     2.29%
(thru 7/30)

                                              COMPARISON OF TOTAL RETURN(2)
(Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)
                                          Hypothetical Strategy Total Returns(1)
                                             Target                                              Value
        Target       Target       Target     Global                                Target VIP    Line(R)
        Dividend     Double       Focus      Dividend    Target       Target       Conservative  Diversified  Value Line(R)
        Multi-       Play         Five       Leaders     Growth       Small-Cap    Equity        Target 40    Target 25
Year    Strategy     Strategy     Strategy   Strategy    Strategy     Strategy     Strategy      Strategy     Strategy
----    --------     --------     --------   --------    --------     ---------    ------------  -----------  -------------
1972
1973
1974
1975
1976
1977
1978
1979                                                                     37.16%
1980                                                                     58.26%
1981                                                                    -11.60%
1982                                                                     47.88%
1983                                                                     28.53%
1984                                                                     -3.79%
1985                                                                     48.06%                                  31.98%
1986                                                                     20.92%                                  20.21%
1987                                                                     12.27%        3.76%                     16.93%
1988                                                                     20.35%        7.94%                     -9.40%
1989                                                                     23.48%       24.76%                     48.20%
1990                                                                     -1.22%        3.04%                      3.14%
1991                                                                     56.64%       44.64%                     83.77%
1992                  12.44%                                             25.87%        2.85%                     -2.65%
1993                  21.66%                                             19.69%       17.98%                     25.05%
1994                   1.93%                                             -0.49%        1.60%                     12.18%
1995     28.58%       49.54%                             -29.86%         38.50%       36.19%        30.10%       52.20%
1996     18.47%       35.38%       26.59%                 25.20%         32.64%       32.37%        26.60%       54.25%
1997     20.77%       37.21%       30.88%                 41.38%         14.24%       24.13%        38.75%       33.94%
1998     14.75%       47.28%       31.00%      1.46%      37.34%         -0.38%       35.12%        15.97%       91.04%
1999      7.72%       52.97%       46.62%     12.26%      33.94%         10.88%       36.95%        64.51%      111.26%
2000     12.98%        7.21%        6.88%      4.50%       8.47%          2.86%        3.07%         0.38%      -10.40%
2001     14.33%       20.19%       12.64%      6.80%      -4.04%         -3.93%      -10.64%         0.69%       -0.10%
2002    -10.62%      -12.42%       -9.78%     -7.70%     -10.72%        -16.15%      -19.08%        -8.95%      -23.91%
2003     36.97%       35.74%       38.46%     47.88%      34.20%         53.12%       24.35%        25.41%       39.34%
2004     23.99%       20.46%       21.64%     24.34%      16.88%         19.39%       12.57%        31.09%       21.78%
2005      5.69%       11.08%        8.02%     11.46%      17.26%         12.55%        3.33%        19.59%       19.71%
2006     26.60%        9.11%       17.67%     29.34%      16.99%         21.60%       11.80%        15.31%        1.27%
2007      5.42%       12.42%       10.07%     21.97%      20.08%         -6.80%        5.37%         1.17%       24.30%
2008    -44.97%      -45.52%      -43.61%    -30.25%     -52.50%        -48.65%      -33.12%       -47.72%      -51.14%
2009     36.93%        8.63%       25.00%     53.05%      18.49%         -4.61%       14.83%        26.88%        3.14%
2010     -3.12%        3.18%        0.11%      6.54%      -0.81%          8.31%       -2.46%        -0.19%        1.66%
(thru 7/30)

                                              COMPARISON OF TOTAL RETURN(2)
                                                  Index Total Returns

                          NYSE                                                                              MSCI         Cumulative
                          Interna-                                                                          All          Interna-
                Nasdaq-   tional                          Russell                      Russell   MSCI       Country      tional
                100       100        S&P 500    S&P 1000  3000(R)  FT       Hang Seng  2000(R)   EAFE       World        Index
Year  DJIA(sm)  Index(R)  Index(sm)  Index      Index     Index    Index    Index      Index     Index(R)   Index        Returns(3)
----  ------    ------    -------    --------   ------    ------   -------  ---------  -------   --------   --------     ----------
1972   18.48%                         19.00%
1973  -13.28%                        -14.69%
1974  -23.57%                        -26.47%
1975   44.75%                         37.23%
1976   22.82%                         23.93%
1977  -12.84%                         -7.16%
1978    2.79%                          6.57%
1979   10.55%                         18.61%                                            43.07%
1980   22.16%                         32.50%                                            38.60%
1981   -3.57%                         -4.92%                                             2.03%
1982   27.11%                         21.55%                                            24.95%
1983   25.96%                         22.56%                                            29.13%
1984    1.30%                          6.27%                                            -7.30%
1985   33.55%                         31.72%                                            31.05%
1986   27.10%     6.89%               18.67%                                             5.68%
1987    5.48%    10.49%                5.25%                        38.32%  -10.02%     -8.80%                            11.26%
1988   16.14%    13.54%               16.56%                         7.03%   16.05%     25.02%                            13.07%
1989   32.19%    26.17%               31.62%                        24.53%    5.53%     16.26%                            20.75%
1990   -0.56%   -10.41%               -3.10%                        10.36%    6.74%    -19.48%                             5.51%
1991   24.19%    64.99%               30.40%                        14.88%   42.46%     46.04%                            27.17%
1992    7.41%     8.87%                7.61%                        -2.18%   28.89%     18.41%                            11.37%
1993   16.93%    11.76%               10.04%                        20.25%  123.35%     18.88%                            53.51%
1994    5.01%     1.76%                1.32%                         1.19%  -29.98%     -1.82%                            -7.93%
1995   36.87%    43.06%               37.54%     30.69%    35.81%   17.83%   27.28%     28.45%    11.21%                  27.33%
1996   28.89%    42.78%    18.50%     22.94%     19.85%    21.51%   20.55%   37.47%     16.49%     6.05%                  28.97%
1997   24.94%    20.77%    19.20%     33.35%     30.26%    31.70%   16.44%  -17.68%     22.36%     1.78%                   7.90%
1998   18.15%    85.48%    22.64%     28.58%     13.20%    23.94%   12.20%   -2.68%     -2.55%    19.94%     21.97%        9.22%
1999   27.21%   102.10%    41.93%     21.04%     14.11%    20.90%   17.44%   73.42%     21.26%    27.02%     26.82%       39.36%
2000   -4.71%   -36.83%   -20.67%     -9.10%     15.86%    -7.47%  -18.58%   -9.35%     -3.02%   -14.17%    -13.94%      -10.88%
2001   -5.43%   -32.62%   -21.13%    -11.88%      1.45%   -11.40%  -23.67%  -22.40%      2.49%   -21.44%    -15.91%      -17.17%
2002  -15.01%   -37.52%   -19.14%    -22.09%    -14.54%   -21.53%  -29.52%  -15.60%    -20.48%   -15.94%    -18.98%      -20.04%
2003   28.26%    49.48%    37.58%     28.67%     36.61%    31.04%   26.27%   41.79%     47.25%    38.59%     34.63%       32.11%
2004    5.30%    10.75%    16.25%     10.87%     18.39%    11.94%   20.80%   16.96%     18.33%    20.25%     15.75%       14.35%
2005    1.72%     1.90%    11.22%      4.91%     10.93%     6.15%   12.45%    8.67%      4.55%    13.54%     11.37%        7.61%
2006   19.03%     7.28%    24.49%     15.78%     11.89%    15.80%   40.25%   38.60%     18.37%    26.34%     21.53%       32.62%
2007    8.87%    19.24%    16.43%      5.49%      5.18%     5.24%    0.10%   42.88%     -1.57%    11.17%     12.18%       17.28%
2008  -31.92%   -41.57%   -43.26%    -36.99%    -34.67%   -37.30%  -54.74%  -46.04%    -33.79%   -43.38%    -41.85%      -44.23%
2009   22.70%    54.63%    32.28%     26.47%     33.48%    28.36%   33.98%   56.41%     27.17%    31.78%     35.41%       37.70%
2010    1.89%     0.59%    -6.08%     -0.10%      5.44%     0.48%   -1.67%   -2.01%      4.79%    -5.00%     -1.68%       -0.60%
(thru 7/30)

______________________

See "Notes to Comparison of Total Return" on page 73.

Page 72


                   NOTES TO COMPARISON OF TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992, Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Total Return figures assume that all dividends are reinvested monthly (except for the MSCI EAFE Index(R); the NYSE International 100 Index(sm); the S&P 1000 Index; and the Russell 2000(R) Index, which assume daily reinvestment of dividends) and all returns are stated in terms of U.S. dollars. For the periods 12/31/1986 through 12/31/1992, Total Return on the Hang Seng Index does not include any dividends paid. Strategy figures reflect the deduction of sales charges and expenses but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. Based on the year-by-year returns contained in the tables, over the full years as listed above, each Strategy achieved a greater average annual total return than that of its corresponding index:

                                              Average
                                              Annual
Strategy                                    Total Return     Corresponding Index                              Index Returns
______                                      __________       __________________                               __________
The Dow(R) Target 5 Strategy                12.47%           DJIA(sm) (from 12/31/71 through 12/31/09)        10.51%
Global Target 15 Strategy                   11.95%           Cumulative International Index                   10.49%
MSCI EAFE Target 20 Strategy                11.33%           MSCI EAFE Index(R)                               4.92%
Nasdaq(R) Target 15 Strategy                14.03%           Nasdaq-100 Index(R)                              11.90%
NYSE(R) International Target 25 Strategy    12.03%           NYSE International 100 Index(sm)                 6.48%
S&P Target 24 Strategy                      10.47%           S&P 500 Index (from 12/31/85 through 12/31/09)   9.72%
S&P Target SMid 60 Strategy                 14.41%           S&P 1000 Index                                   11.14%
Target 50/50 Strategy                       11.52%           S&P 500 Index (from 12/31/91 through 12/31/09)   7.74%
Target Diversified Dividend Strategy        12.66%           Russell 3000(R) Index                            8.06%
Target Dividend Multi-Strategy              10.93%           S&P 500 Index (from 12/31/94 through 12/31/09)   8.04%
Target Double Play Strategy                 15.31%           S&P 500 Index (from 12/31/91 through 12/31/09)   7.74%
Target Focus Five Strategy                  13.30%           S&P 500 Index (from 12/31/95 through 12/31/09)   6.19%
Target Global Dividend Leaders Strategy     12.36%           MSCI All Country World Index                     4.47%
Target Growth Strategy                      12.32%           S&P 500 Index (from 12/31/94 through 12/31/09)   8.04%
Target Small-Cap Strategy                   13.69%           Russell 2000(R) Index                            11.30%
Target VIP Conservative Equity Strategy     10.70%           S&P 500 Index (from 12/31/86 through 12/31/09)   9.35%
Value Line(R) Diversified Target 40 Strategy12.82%           S&P 500 Index (from 12/31/94 through 12/31/09)   8.04%
Value Line(R) Target 25 Strategy            18.65%           S&P 500 Index (from 12/31/84 through 12/31/09)   10.52%

 (3) The combination of the DJIA(sm), the FT Index and the Hang Seng Index (the "Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(sm). The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio. For instance, the Cumulative International Index is weighted as follows: DJIA(sm), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative International Index Returns do not represent an actual index.

           PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                      Public Offering

The Public Offering Price.

You may buy Units at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under "Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until three business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of 1934, as amended.

Organization Costs. Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the Securities and Exchange Commission ("SEC") and states, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust. Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit of a Trust will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in "Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual
Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of 2.95% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.195 per Unit). This initial sales charge is equal to approximately 1.00% of the Public Offering Price of a Unit, but will vary from 1.00% depending on the purchase price of your Units and as deferred sales charge and creation and development fee payments are made. When the Public Offering Price per Unit exceeds $10.00, the initial sales charge will exceed 1.00% of the Public Offering Price.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of approximately $.0484 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from January 20, 2011 through March 18, 2011. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.45% of the Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

If you invest at least $50,000 including any proceeds as described below (except if you are purchasing for "Fee Accounts" as described below), the maximum sales charge for the amount of the investment eligible to receive the reduced sales charge is reduced as follows:

                             Your maximum       Dealer
If you invest                sales charge       concession
(in thousands)*:             will be:           will be:
________________             ___________        __________
$50 but less than $100       2.70%              2.00%
$100 but less than $250      2.45%              1.75%
$250 but less than $500      2.20%              1.50%
$500 but less than $1,000    1.95%              1.25%
$1,000 or more               1.40%              0.75%

*The breakpoints will be adjusted to take into consideration purchase orders stated in dollars which cannot be completely fulfilled due to the requirement that only whole Units be issued.

The reduced sales charge for quantity purchases will apply only to purchases made by the same person on any one day from any one dealer. To help you reach the above levels, you can combine the Units you purchase of a Trust with any other same day purchases of other trusts for which we are Principal Underwriter and are currently in the initial offering period. In addition, we will also consider Units you purchase in the name of your spouse or child under 21 years of age to be purchases by you. The reduced sales charges will also apply to a trustee or other fiduciary purchasing Units for a single trust estate or single fiduciary account. You must inform your dealer of any combined purchases before the sale in order to be eligible for the reduced sales charge.

You may use your Rollover proceeds from a previous series of a Trust, termination proceeds from other unit investment trusts with a similar strategy as a Trust, or redemption or termination proceeds from any unit investment trust we sponsor to purchase Units of a Trust during the initial offering period at the Public Offering Price less 1.00% (for purchases of $1,000,000 or more, the maximum sales charge will be limited to 1.40% of the Public Offering Price), but you will not be eligible to receive the reduced sales charges described in the above table with respect to such proceeds. Please note that if you purchase Units of a Trust in this manner using redemption proceeds from trusts which assess the amount of any remaining deferred sales charge at redemption, you should be aware that any deferred sales charge remaining on these units will be deducted from those redemption proceeds. In order to be eligible for this reduced sales charge program, the termination or redemption proceeds used to purchase Units must be derived from a transaction that occurred within 30 days of your Unit purchase. In addition, this program will only be available for investors that utilize the same broker/dealer (or a different broker/dealer with appropriate notification) for both the Unit purchase and the transaction resulting in the receipt of the termination or redemption proceeds used for the Unit purchase. You may be required to provide appropriate documentation or other information to your broker/dealer to evidence your eligibility for this reduced sales charge program.

Investors purchasing Units through registered broker/dealers who charge periodic fees in lieu of commissions or who charge for financial planning, investment advisory or asset management services or provide these or comparable services as part of an investment account where a comprehensive "wrap fee" or similar charge is imposed ("Fee Accounts") will not be assessed the transactional sales charge described in this section on the purchase of Units in the primary market. Certain Fee Accounts Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Accounts Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the Sponsor, our related companies and dealers may purchase Units at the Public Offering Price less the applicable dealer concession. Immediate family members include spouses, children, grandchildren, parents, grandparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, and trustees, custodians or fiduciaries for the benefit of such persons.

The Sponsor and certain dealers may establish a schedule where employees, officers and directors of such dealers can purchase Units of a Trust at the Public Offering Price less the established schedule amount, which is designed to compensate such dealers for activities relating to the sale of Units (the "Employee Dealer Concession").

You will be charged the deferred sales charge per Unit regardless of any discounts. However, if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Accounts Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the Public Offering Price of the Units according to this valuation. This Public Offering Price will be effective for all orders received before the Evaluation Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus will exclude Saturdays, Sundays and certain national holidays on which the NYSE is closed.

The aggregate underlying value of the Securities in a Trust will be determined as follows: if the Securities are listed on a securities exchange or The NASDAQ Stock Market(R), their value is generally based on the closing sale prices on that exchange or system (unless it is determined that these prices are not appropriate as a basis for valuation, as may be the case with certain foreign Securities listed on a foreign securities exchange). For purposes of valuing Securities traded on The NASDAQ Stock Market(R), closing sale price shall mean the NASDAQ(R) Official Closing Price as determined by The NASDAQ Stock Market LLC. However, if there is no closing sale price on that exchange or system, they are valued based on the closing ask prices. If the Securities are not so listed, or, if so listed and the principal market for them is other than on that exchange or system, their value will generally be based on the current ask prices on the over-the-counter market (unless it is determined that these prices are not appropriate as a basis for valuation). The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. This may occur particularly with respect to foreign securities held by a Trust in which case the Trust may make adjustments to the last closing sales price to reflect more accurately the fair value of the Securities as of the Evaluation Time. If current ask prices are unavailable, or if available but determined by the Evaluator to not be appropriate, the valuation is generally determined:

a) On the basis of current ask prices for comparable securities;

b) By appraising the value of the Securities on the ask side of the market; or

c) By any combination of the above.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary. The aggregate underlying value of non-U.S. listed Securities is computed on the basis of the relevant currency exchange rate expressed in U.S. dollars as of the Evaluation Time.

                   Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts. This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 2.25% of the Public Offering Price per Unit, subject to the reduced concession applicable to volume purchases as set forth in "Public Offering-Discounts for Certain Persons." However, for Units subject to a transactional sales charge which are purchased using redemption or termination proceeds or on purchases by Rollover Unit holders, this amount will be reduced to 1.3% of the sales price of these Units (0.75% for purchases of $1,000,000 or more).

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                               Additional
(in millions)                             Concession
_____________________                     ___________
$25 but less than $100                    0.050%
$100 but less than $150                   0.075%
$150 but less than $250                   0.100%
$250 but less than $500                   0.115%
$500 but less than $750                   0.125%
$750 but less than $1,000                 0.130%
$1,000 but less than $1,500               0.135%
$1,500 but less than $2,000               0.140%
$2,000 but less than $3,000               0.150%
$3,000 but less than $4,000               0.160%
$4,000 but less than $5,000               0.170%
$5,000 or more                            0.175%

Dealers and other selling agents will not receive a concession on the sale of Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met. Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time. Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell shares of Units of these Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades. Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units. In addition, as compensation for purchasing a portion of the unit investment trust business of Citigroup Global Markets Inc. ("CGMI"), we will pay CGMI a fee based on the dollar amount of proceeds from unit investment trusts formerly sponsored by CGMI which are invested in trusts sponsored by us which equates to $3.50 per $1,000 invested. This payment will be made out of our profits and not from assets of a Trust.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including: developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected; various unit investment trust features such as convenience and costs; and options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred) and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S. Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar Publications, Inc. or (3) information from publications such as Money, The New York Times, U.S. News and World Report, BusinessWeek, Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                   The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                   The Secondary Market

Although not obligated, we intend to maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                   How We Purchase Units

The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) may sell tendered Units in the over-the-counter market, if any. However, the amount you will receive is the same as you would have received on redemption of the Units.

                   Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income Account of such Trust if funds are available, and then from the Capital Account. The Income and Capital Accounts are noninterest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as both Portfolio Supervisor and Evaluator to the Trusts, and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

FTP Services LLC, an affiliate of ours, acts as FTPS Unit Servicing Agent to the Trusts with respect to the Trusts' FTPS Units. FTPS Units are Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. In all other respects, FTPS Units are identical to other Units. FTP Services LLC will be compensated for providing shareholder services to the FTPS Units.

The fees payable to First Trust Advisors L.P., FTP Services LLC and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fee paid to us or our affiliates for providing a given service to all unit investment trusts for which we provide such services be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The "creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- A quarterly license fee (which will fluctuate with a Trust's net asset value) payable by certain of the Trusts for the use of certain trademarks and trade names of Dow Jones, MSCI Barra, Standard & Poor's, The NASDAQ Stock Market LLC, the NYSE and/or Value Line(R);

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the Trusts. Since the Securities are all common stocks and dividend income is unpredictable, we cannot guarantee that dividends will be sufficient to meet any or all expenses of the Trusts. If there is not enough cash in the Income or Capital Accounts, the Trustee has the power to sell Securities in a Trust to make cash available to pay these charges which may result in capital gains or losses to you. See "Tax Status."

                        Tax Status

United States Taxation.

This section summarizes some of the main U.S. federal income tax consequences of owning Units of a Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a corporation, a non-U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section does not describe your state, local or foreign tax consequences.

This federal income tax summary is based in part on the advice and opinion of counsel to the Sponsor. The Internal Revenue Service could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Assets of the Trusts.

Each Trust is expected to hold one or more of the following:

(i) shares of stock in corporations (the "Stocks") that are treated as equity for federal income tax purposes, and

(ii) equity interests (the "REIT Shares") in real estate investment trusts ("REITs") that constitute interests in entities treated as real estate investment trusts for federal income tax purposes.

It is possible that a Trust will also hold other assets, including assets that are treated differently for federal income tax purposes from those described above, in which case you will have federal income tax consequences different from or in addition to those described in this section. All of the assets held by a Trust constitute the "Trust Assets." Neither our counsel nor we have analyzed the proper federal income tax treatment of a Trust's Assets and thus neither our counsel nor we have reached a conclusion regarding the federal income tax treatment of a Trust's Assets.

Trust Status.

If a Trust is at all times operated in accordance with the documents establishing the Trust and certain requirements of federal income tax law are met, the Trust will not be taxed as a corporation for federal income tax purposes. As a Unit owner, you will be treated as the owner of a pro rata portion of each of the Trust Assets, and as such you will be considered to have received a pro rata share of income (e.g., dividends and capital gains, if any) from each Trust Asset when such income would be considered to be received by you if you directly owned the Trust Assets. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income from Trust Assets that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Your Tax Basis and Income or Loss upon Disposition.

If your Trust disposes of Trust Assets, you will generally recognize gain or loss. If you dispose of your Units or redeem your Units for cash, you will also generally recognize gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in the related Trust Assets from your share of the total amount received in the transaction. You can generally determine your initial tax basis in each Trust Asset by apportioning the cost of your Units, including sales charges, among the Trust Assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to adjust your tax basis after you acquire your Units (for example, in the case of certain dividends that exceed a corporation's accumulated earnings and profits, or in the case of certain distributions with respect to REIT Shares that represent a return of capital, as discussed below).

If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 15% (generally 5% for certain taxpayers in the 10% and 15% tax brackets). These capital gains rates are generally effective for taxable years beginning before January 1, 2011. Because these lower rates expire after December 31, 2010, it is unlikely that you will receive any long-term capital gains from a Trust eligible for these lower rates. For later periods, if you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% (10% for certain taxpayers in the 10% and 15% tax brackets). The 20% rate is reduced to 18% and the 10% rate is reduced to 8% for long-term capital gains from most property acquired after December 31, 2000 with a holding period of more than five years.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code, however, treats certain capital gains as ordinary income in special situations. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to the REIT Shares) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate, will be made based on rules prescribed by the United States Treasury.

Dividends from Stocks.

Certain dividends received with respect to the Stocks may qualify to be taxed at the same rates that apply to net capital gain (as discussed above), provided certain holding period requirements are satisfied. These special rules relating to the taxation of dividends at capital gains rates generally apply to taxable years beginning before January 1, 2011.

Dividends from REIT Shares.

Some dividends on the REIT Shares may be designated as "capital gain dividends," generally taxable to you as long-term capital gains. If you hold a Unit for six months or less or if your Trust holds a REIT Share for six months or less, any loss incurred by you related to the disposition of such REIT Share will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such REIT Share. Distributions of income or capital gains declared on the REIT Shares in October, November or December will be deemed to have been paid to you on December 31 of the year they are declared, even when paid by the REIT during the following January. Other dividends on the REIT Shares will generally be taxable to you as ordinary income, although in limited circumstances, some of the ordinary income dividends from a REIT may also qualify to be taxed at the same rates that apply to net capital gains (as discussed above), provided certain holding period requirements are satisfied. These special rules relating to the taxation of ordinary income dividends from real estate investment trusts generally apply to taxable years beginning before January 1, 2011.

Dividends Received Deduction.

Generally, a domestic corporation owning Units in a Trust may be eligible for the dividends received deduction with respect to such Unit owner's pro rata portion of certain types of dividends received by such Trust from certain domestic corporations. However, a corporation that owns Units generally will not be entitled to the dividends received deduction with respect to dividends from most foreign corporations or from REITs.

Rollovers.

If you elect to be a Rollover Unit holder and have your proceeds from your Trust rolled over into a future series of such Trust, it is considered a sale for federal income tax purposes and any gain on the sale will be treated as a capital gain, and any loss will be treated as a capital loss. However, any loss you incur in connection with the exchange of your Units of the Trusts for units of the next series will generally be disallowed with respect to this deemed sale and subsequent deemed repurchase, to the extent the two trusts have substantially identical Trust Assets under the wash sale provisions of the Internal Revenue Code.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 30 business days before a Trust's Mandatory Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. You will not recognize gain or loss if you only receive whole Trust Assets in exchange for the identical amount of your pro rata portion of the same Trust Assets held by a Trust. However, if you also receive cash in exchange for a Trust Asset or a fractional portion of a Trust Asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust Asset or fractional portion.

Limitations on the Deductibility of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may deduct your pro rata share of each expense paid by your Trust to the same extent as if you directly paid the expense. You may be required to treat some or all of the expenses of your Trust as miscellaneous itemized deductions. Individuals may only deduct certain miscellaneous itemized deductions to the extent they exceed 2% of adjusted gross income.

Foreign, State and Local Taxes.

Distributions by your Trust that are treated as U.S. source income (e.g., dividends received on Stocks of domestic corporations) will generally be subject to U.S. income taxation and withholding in the case of Units held by nonresident alien individuals, foreign corporations or other non-U.S. persons, subject to any applicable treaty. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you may not be subject to U.S. federal income taxes, including withholding taxes, on some or all of the income from your Trust or on any gain from the sale or redemption of your Units, provided that certain conditions are met. You should consult your tax advisor with respect to the conditions you must meet in order to be exempt for U.S. tax purposes. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

Some distributions by your Trust may be subject to foreign withholding taxes. Any income withheld will still be treated as income to you. Under the grantor trust rules, you are considered to have paid directly your share of any foreign taxes that are paid. Therefore, for U.S. tax purposes, you may be entitled to a foreign tax credit or deduction for those foreign taxes.

If any U.S. investor is treated as owning directly or indirectly 10% or more of the combined voting power of the stock of a foreign corporation, and all U.S. shareholders of that corporation collectively own more than 50% of the vote or value of the stock of that corporation, the foreign corporation may be treated as a controlled foreign corporation (a "CFC"). If you own 10% or more of a CFC (through a Trust and in combination with your other investments) you will be required to include certain types of the CFC's income in your taxable income for federal income tax purposes whether or not such income is distributed to your Trust or to you.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the Trusts for New York tax matters, under the existing income tax laws of the State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes. You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. A U.K. resident individual who receives a dividend from a U.K. company is generally entitled to a tax credit which is offset against U.K. income tax liabilities.

As a U.S. resident Unit holder, you will not be able to claim any refund of the tax credit for dividends paid by U.K. companies.

Taxation of Capital Gains. U.S. investors who are neither resident nor ordinarily resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Conservative Equity Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the U.K. through a permanent establishment, or in the case of individual holders, such persons carry on a trade, profession or vocation in the U.K. through a branch or agency and the Units are used, held or acquired for the purposes of such a trade, profession or vocation or such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident or ordinarily resident in the United Kingdom and become resident or ordinarily resident in the United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.

Where the Units are subject to both U.K. inheritance tax and U.S.
federal gift or estate tax, one of the taxes could generally be credited against the other.

Stamp Tax. A sale of Securities listed in the FT Index will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") being payable by the purchaser. The Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio and the Target VIP Conservative Equity Portfolio each paid this tax when they acquired Securities. When the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Conservative Equity Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.

Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in Hong Kong arising from the carrying on of such trade, profession or business. This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Conservative Equity Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Conservative Equity
Portfolio do not give rise to Hong Kong estate duty liability.

                     Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                  Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account. If you purchase or hold FTPS Units, your ownership of FTPS Units will be recorded in book-entry form on the register of Unit holdings maintained by the FTPS Unit Servicing Agent. If you purchase or hold Units through First Trust's online transaction system which enables certain financial representatives to process Unit trades through the First Trust Advisor Direct system ("Advisor Direct"), your ownership of Units ("Advisor Direct Units") will be recorded in book-entry form on the register of Unit holdings maintained by the Trustee. Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co., or otherwise will be accomplished by book entries made by the FTPS Unit Servicing Agent, with respect to FTPS Units, or by the Trustee, with respect to Advisor Direct Units. DTC will forward all notices and credit all payments received in respect of the Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction or from the FTPS Unit Servicing Agent if you purchased and hold FTPS Units or from Advisor Direct or the Trustee with respect to Advisor Direct Units. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units, or the FTPS Unit Servicing Agent, if you hold FTPS Units, or Advisor Direct or the Trustee, if you hold Advisor Direct Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any) distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trust for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trust;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

It is the responsibility of the entity through which you hold your Units to distribute these statements to you. In addition, you may also request from the Trustee copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with applicable federal and state tax reporting requirements.

             Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a Record Owner. The Trustee will credit dividends received on a Trust's Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the aggregate amount, exclusive of sale proceeds, available for distribution in the Income and Capital Accounts equals at least 0.1% of the net asset value of the Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. See "Summary of Essential Information." No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a

Trust's fees and expenses, in dividends received and with the sale of Securities. The Trustee will distribute sale proceeds in the Capital Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee or pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units. If the Trustee does not have your TIN, it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

We anticipate that there will be enough money in the Capital Account of a Trust to pay the deferred sales charge. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities. All Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank (or the FTPS Servicing Agent with respect to FTPS Units or Advisor Direct with respect to Advisor Direct Units, as applicable) within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                   Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your Units or to the FTPS Unit Servicing Agent, if you hold FTPS Units, or Advisor Direct, if you hold Advisor Direct Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Three business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units, or, if you hold FTPS Units, the date the redemption request is received by the FTPS Servicing Agent, or, if you hold Advisor Direct Units, the date the redemption request is received either by Advisor Direct or the Trustee, as applicable (if such day is a day the NYSE is open for trading). However, if the redemption request is received after 4:00 p.m. Eastern time (or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the Income Account if funds are available for that purpose, or from the Capital Account. All other amounts paid on redemption will be taken from the Capital Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender for redemption at least 2,500 Units of The Dow(R) Target 5 Portfolio, Nasdaq (R) Target 15 Portfolio, NYSE(R) International Target 25 Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Double Play Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Small-Cap Portfolio, Value Line(R) Diversified Target 40 Portfolio or Value Line(R) Target 25 Portfolio; or 5,000 Units of the Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Focus Five Portfolio or Target VIP Conservative Equity Portfolio or such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request to your broker/dealer or bank at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Fee Accounts Unit holders must hold their Units through the end of the initial offering period. The In-Kind Distribution option is generally not available to FTPS Unit holders or Unit holders who purchased through Advisor Direct. No In-Kind Distribution requests submitted during the 30 business days prior to the Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank's or broker/dealer's account at DTC. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of Securities that make up the portfolio, and cash from the Capital Account equal to the fractional shares to which you are entitled.

The Trustee may sell Securities to make funds available for redemption. If Securities are sold, the size and diversification of a Trust will be reduced. These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust;
and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, during the initial offering period, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                 Investing in a New Trust

Each Trust's portfolio has been selected on the basis of total return potential for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) in writing of your election by the "Rollover Notification Date" stated in the "Summary of Essential Information." If you make this election you will be considered a "Rollover Unit holder," and your Units will be redeemed and the underlying Securities sold by the Trustee, in its capacity as "Distribution Agent," during the "Special Redemption and Liquidation Period" set forth in the "Summary of Essential Information." The Distribution Agent may engage us or other brokers as its agent to sell the Securities.

Once all of the Securities are sold, your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the maximum remaining deferred sales charge and creation and development fee on such units (currently expected to be $.195 per unit), but not the initial sales charge. Units purchased using proceeds from Fee Accounts Units will generally not be subject to any transactional sales charge.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

             Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such;

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement Securities, as described in "The FT Series," a Trust may not acquire any securities or other property other than the Securities. The Trustee, on behalf of a Trust, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of Securities, exchanged securities or property will be credited to the Capital Account of a Trust for distribution to Unit holders or to meet redemption requests. The Trustee may retain and pay us or an affiliate of ours to act as agent for the Trusts to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

           Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests (as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the Mandatory Termination Date as stated in the "Summary of Essential Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of Securities deposited in such Trust during the initial offering period ("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, including Unit holders' participation as Rollover Unit holders, a Trust may be reduced below the Discretionary Liquidation Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the Rollover Option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor, Trustee,
          FTPS Unit Servicing Agent and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust Product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $130 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and the Securities Investor Protection
Corporation. Our principal offices are at 120 East Liberty Drive,
Wheaton, Illinois 60187; telephone number (800) 621-1675. As of December 31, 2009, the total consolidated partners' capital of First Trust
Portfolios L.P. and subsidiaries was $46,346,504 (audited).

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 101 Barclay Street, New York, New York 10286, telephone (800) 813-3074. If you have questions regarding your account or your Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of Banks of the State of New York and the Board of Governors of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

The FTPS Unit Servicing Agent.

The FTPS Unit Servicing Agent is FTP Services LLC, an Illinois limited liability company formed in 2005 and an affiliate of the Sponsor. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the

Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. FTP Services LLC provides FTPS Units with administrative and distribution related services as described in this prospectus. The FTPS Unit Servicing Agent's address is 120 East Liberty Drive, Wheaton, Illinois 60187. If you have questions regarding the FTPS Units, you may call the FTPS Unit Servicing Agent at (866) 514-7768. The FTPS Unit Servicing Agent has not participated in selecting the Securities; it only provides administrative services to the FTPS Units. Fund/SERV(R) is a service of National Securities Clearing Corporation, a subsidiary of The Depository Trust & Clearing Corporation.

Limitations of Liabilities of Sponsor, FTPS Unit Servicing Agent and
Trustee.

Neither we, the FTPS Unit Servicing Agent nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the FTPS Unit Servicing Agent and Trustee's case) or reckless disregard of our obligations and duties. The Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the Trustee will not be liable for any action it takes in good faith under the Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The
Evaluator's address is 120 East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor, FTPS Unit Servicing Agent and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor, FTPS Unit Servicing Agent or Unit holders for errors in judgment.

                     Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois, 60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the Trusts. Linklaters LLP acts as special United Kingdom tax counsel for the Global Target 15 Portfolio.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

The NASDAQ Stock Market LLC.

Neither the Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio is sponsored, endorsed, sold or promoted by The NASDAQ Stock Market LLC (including its affiliates) (Nasdaq, with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee, the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. Nasdaq has no obligation to take the needs of the Licensee, the owners of Units of the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio to be issued or in the determination or calculation of the equation by which the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP AGGRESSIVE EQUITY PORTFOLIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EAFE Index(R).

NEITHER THE MSCI EAFE TARGET 20 PORTFOLIO NOR THE TARGET FOCUS FIVE PORTFOLIO ARE SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY FIRST TRUST PORTFOLIOS L.P. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THESE TRUSTS OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN TRUSTS GENERALLY OR IN THESE TRUSTS PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THESE TRUSTS OR THE ISSUER OR OWNERS OF THESE TRUSTS OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THESE TRUSTS OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THESE TRUSTS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE UNITS OF THESE TRUSTS ARE REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THESE TRUSTS OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THESE TRUSTS.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THESE

TRUSTS, OWNERS OF THESE TRUSTS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Page 91


                             First Trust(R)

                 Dow(R) Target 5 4Q '10 - Term 12/30/11
                 Global Target 15 4Q '10 - Term 12/30/11
               MSCI EAFE Target 20 4Q '10 - Term 12/30/11
               Nasdaq(R)  Target 15 4Q '10 - Term 12/30/11
             NYSE(R) Intl. Target 25 4Q '10 - Term 12/30/11
                  S&P Target 24 4Q '10 - Term 12/30/11
                S&P Target SMid 60 4Q '10 - Term 12/30/11
                   Target 50/50 4Q '10 - Term 12/30/11
                Target Divsd. Dvd. 4Q '10 - Term 12/30/11
             Target Dvd. Multi-Strat. 4Q '10 - Term 12/30/11
                 Target Dbl. Play 4Q '10 - Term 12/30/11
                  Target Focus 5 4Q '10 - Term 12/30/11
            Target Global Dvd. Leaders 4Q '10 - Term 12/30/11
                  Target Growth 4Q '10 - Term 12/30/11
                 Target Small-Cap 4Q '10 - Term 12/30/11
              Target VIP Cons. Eqty. 4Q '10 - Term 12/30/11
          Value Line(R) Divsd. Target 40 4Q '10 - Term 12/30/11
             Value Line(R) Target 25 4Q '10 - Term 12/30/11
                                 FT 2557

                                Sponsor:

                       First Trust Portfolios L.P.
                       Member SIPC o Member FINRA
                         120 East Liberty Drive
                         Wheaton, Illinois 60187
                             1-800-621-1675

   FTPS Unit Servicing Agent:               Trustee:

        FTP Services LLC           The Bank of New York Mellon

     120 East Liberty Drive            101 Barclay Street
     Wheaton, Illinois 60187        New York, New York 10286
         1-866-514-7768                  1-800-813-3074
                                      24-Hour Pricing Line:1-800-446-0132

                       ________________________

When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
  MAY NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT SERIES HAS BECOME EFFECTIVE WITH THE SECURITIES AND EXCHANGE
COMMISSION. NO SECURITIES CAN BE SOLD IN ANY STATE WHERE A SALE WOULD BE
                                ILLEGAL.

                       ________________________

  This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C.
                               under the:

-  Securities Act of 1933 (file no. 333-168577) and

-  Investment Company Act of 1940 (file no. 811-05903)

  Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington
 D.C. Information regarding the operation of the SEC's Public Reference
               Room may be obtained by calling the SEC at
                             1-202-942-8090.

 Information about the Trusts is available on the EDGAR Database on the
                         SEC's Internet site at
                           http://www.sec.gov.

                 To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC
                     100 F Street, N.E.; Washington, D.C. 20549 e-mail address: publicinfo@sec.gov

                           September __, 2010
           PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

Page 92


                             First Trust(R)

                              The FT Series

                         Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT 2557 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.

This Information Supplement is dated September __, 2010. Capitalized terms have been defined in the prospectus.

                            Table of Contents

Dow Jones & Company, Inc.                                       1
Standard & Poor's                                               2
The NASDAQ Stock Market LLC                                     3
Value Line Publishing, Inc.                                     3
New York Stock Exchange                                         3
Risk Factors
   Securities                                                   4
   Dividends                                                    4
   Hong Kong                                                    4
   United Kingdom                                               5
   Foreign Issuers                                              6
   Emerging Markets                                             7
   Exchange Rates                                               7
   REITs                                                       11
   Small-Cap Companies                                         12
Litigation
   Tobacco Industry                                            12
Concentrations
   Consumer Products                                           13
   Financials                                                  14
   Information Technology                                      17
   Telecommunication Services                                  18
Securities
   The Dow(R) DART 5 Strategy Stocks                           19
   The Dow(R) DART 10 Strategy Stocks                          19
   The Dow(R) Target 5 Strategy Stocks                         19
   The Dow(R) Target Dividend Strategy Stocks                  20
   European Target 20 Strategy Stocks                          20
   Global Target 15 Strategy Stocks                            20
   MSCI EAFE Target 20 Strategy Stocks                         21
   Nasdaq(R) Target 15 Strategy Stocks                         21
   NYSE(R) International Target 25 Strategy Stocks             21
   S&P Target 24 Strategy Stocks                               22
   S&P Target SMid 60 Strategy Stocks                          22
   Target Diversified Dividend Strategy Stocks                 24
   Target Global Dividend Leaders Strategy Stocks              24
   Target Growth Strategy Stocks                               26
   Target Small-Cap Strategy Stocks                            26
   Value Line(R) Diversified Target 40 Strategy Stocks         27
   Value Line(R) Target 25 Strategy Stocks                     28

Dow Jones & Company, Inc.

The "Dow Jones Industrial Average(sm)" and the "Dow Jones U.S. Select Dividend Index(sm)" are products of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME"), and have been licensed for use. "Dow Jones(R)", "Dow Jones Industrial Average(sm)", "Dow Jones U.S. Select Dividend Index(sm)" and "Dow Jones Indexes" are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones") and have been licensed to CME and have been licensed for use for certain purposes by the Sponsor. The Trusts are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly. Dow Jones', CME's and their respective affiliates' only relationship to the Sponsor is the licensing of certain trademarks, trade names and service marks of Dow Jones, the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm), which are determined, composed and calculated by CME without regard to the Sponsor or the Trusts. Dow Jones and CME have no obligation to take the needs of the Sponsor or the owners of the Trusts into consideration in determining, composing or calculating the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm). Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Trusts to be issued or in the determination or calculation of the equation by which the Trusts are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the Trusts. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Trusts currently being issued by the Sponsor, but which may be similar to and competitive with the Trusts. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm). It is possible that this trading activity will affect the value of the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm) and the Trusts.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE SPONSOR, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND THE SPONSOR, OTHER THAN THE LICENSORS OF CME.

Standard & Poor's

The Trusts are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of either the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index to track general stock market performance. S&P's only relationship to the licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, the S&P MidCap 400 Index and the S&P SmallCap 600 Index, which are determined, composed and calculated by S&P without regard to the licensee or the Trusts. S&P has no obligation to take the needs of the licensee or the owners of the Trusts into consideration in determining, composing or calculating the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500

INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The NASDAQ Stock Market LLC.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of The NASDAQ Stock Market LLC (which with its affiliates is the "Corporations") and are licensed for use by us. Neither the Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio have been passed on by the Corporations as to its legality or suitability. Neither the Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio are issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

Value Line Publishing, Inc.

Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Portfolios L.P. and/or First Trust Advisors L.P. is VLPI's licensing to First Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System (the "System"), which is composed by VLPI without regard to First Trust Portfolios L.P. or First Trust Advisors L.P., this Product or any investor. VLPI has no obligation to take the needs of First Trust Portfolios L.P. and/or First Trust Advisors L.P. or any investor in the Product into consideration in composing the System. The Product results may differ from the hypothetical or published results of the Value Line(R) Timeliness(TM) Ranking System. VLPI is not responsible for and has not participated in the determination of the prices and composition of the Product or the timing of the issuance for sale of the Product or in the calculation of the equations by which the Product is to be converted into cash.

VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE (R)" is a registered trademark of, and "NYSE International 100 Index(SM)" is a service mark of, New York Stock Exchange, Inc. ("NYSE"). NYSE has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE
(R) International Target 25 Strategy.

NYSE does not: sponsor, endorse, sell or promote the NYSE (R) International Target 25 Strategy; recommend that any person invest in the NYSE (R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE (R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE (R) International Target 25 Strategy; consider the needs of the NYSE (R) International Target 25 Strategy or the owners of the NYSE (R) International Target 25 Strategy in determining, composing or calculating the NYSE International 100 Index(SM) or have any obligation to do so.

NYSE will not have any liability in connection with the NYSE (R) International Target 25 Strategy. Specifically, NYSE does not make any warranty, express or implied, and NYSE disclaims any warranty about: the results to be obtained by the NYSE (R) International Target 25 Strategy, the owners of the NYSE (R) International Target 25 Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. NYSE will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will NYSE be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if NYSE knows that they might occur. The licensing agreement between First Trust Portfolios L.P. and NYSE is solely for their benefit and not for the benefit of the owners of the NYSE (R) International Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises. Both U.S. and foreign markets have experienced substantial volatility and significant declines recently as a result of certain or all of these factors.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks of the type held by the Trusts have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

Hong Kong. Hong Kong, established as a British colony in the 1840's, reverted to Chinese sovereignty effective July 1, 1997. On such date, Hong Kong became a Special Administrative Region ("SAR") of China under the "one country, two systems" principle. Hong Kong's new constitution became the Basic Law (promulgated by China in 1990). Prior to July 1, 1997, the Hong Kong government followed a laissez-faire policy toward industry. There were no major import, export or foreign exchange restrictions. Regulation of business was generally minimal with certain exceptions, including regulated entry into certain sectors of the economy and a fixed exchange rate regime by which the Hong Kong dollar has been pegged to the U.S. dollar. Over the two decades leading up to and through 1996, the gross domestic product (GDP) tripled in real terms, equivalent to an average annual growth rate of 6%. Following the Asian financial crisis which began in 1997, the economy suffered seriously along with the collapse of an overheated property market which resulted in deflation which persisted for several years after November 1998, dampening investment and consumption. However, in the years following 2002, Hong Kong enjoyed strong economic growth. Real GDP expanded by 8.6% in 2004, 7.1% in 2005 and 7.0% in 2006. Additionally, the unemployment rate fell in 2006 to 4.7%. This economic growth was the result of an increase in private domestic consumption, an increase in fixed asset and infrastructure spending and continued strong exports of goods and services. However, the current global economic crisis has negatively impacted Hong Kong's economy. Real GDP grew only 2.5% in 2008 and is expected to experience -4.5% growth in 2009. The long-term impact of the economic downturn and any recovery efforts remains unknown.

Although China committed by treaty to preserve for 50 years the economic and social freedoms enjoyed in Hong Kong prior to the reversion, the continuation of the economic system in Hong Kong going forward will be dependent on the Chinese government, and there can be no assurances that the commitment made by China regarding Hong Kong will be maintained. Prior to the reversion, legislation was enacted in Hong Kong designed to extend democratic voting procedures for Hong Kong's legislature. The Basic Law stipulates that, after a review in 2007, elections for Chief Executive and all members of the Legislative Council may be held by universal suffrage, which is the "ultimate aim" set by the Basic Law. However, China's current administration has taken a hard line on such steps that it thinks may lead to the democratization of Hong Kong, calling into question China's commitment to the "one country, two systems" model and to reform in general. Additionally, Hong Kong recently proposed legislation to implement Article 23 of the Basic Law, which stipulates that Hong Kong should enact laws on its own to prohibit any act of treason, secession, sedition or subversion against the central government of China. The draft legislation has since been withdrawn due to local and international concerns, most notably a mass protest rally on July 1st, 2003, organized in an effort to protect Hong Kong's rights and freedoms as guaranteed in the Basic Law and to uphold the "one country, two systems" principle. Any increase in uncertainty as to the future economic and political status of Hong Kong could have a materially adverse effect on the value of the Trust. The Sponsor is unable to predict the level of market liquidity or volatility which may occur as a result of a change in Hong Kong's economic or political status, both of which may negatively impact such Trust and the value of the Units.

The currency crisis which affected a majority of Asian markets in mid-1997 and beyond has forced Hong Kong leaders to address whether to devalue the Hong Kong dollar or maintain its peg to the U.S. dollar. During the volatile markets of 1998, the Hong Kong Monetary Authority (the "HKMA") acquired the common stock of certain Hong Kong issuers listed on the Hong Kong Stock Exchange in an effort to stabilize the Hong Kong dollar and thwart currency speculators. Government intervention may hurt Hong Kong's reputation as a free market and increases concerns that authorities are not willing to let Hong Kong's currency system function autonomously. This may undermine confidence in the Hong Kong dollar's peg to the U.S. dollar. Any downturn in economic growth or increase in the rate of inflation in China or Hong Kong could have a materially adverse effect on the value of the Trust.

Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets. For example, the Hang Seng Index declined by approximately 31% in October, 1997 as a result of speculation that the Hong Kong dollar would become the next victim of the Asian currency crisis, and in 1989, the Hang Seng Index dropped 1,216 points (approximately 58%) in early June following the events at Tiananmen Square. During 1994, the Hang Seng Index lost approximately 31% of its value. From January through August of 1998, during a period marked by international economic instability and a global currency crisis, the Hang Seng Index declined by nearly 27%. Due to the outbreak of the Severe Acute Respiratory Syndrome (SARS) during March to May of 2003, the Hang Seng Index suffered a significant decrease. Also, the Hang Seng Index rose approximately 27% from June 2006 until the end of November 2006, at which time it suffered its largest one-day loss in five years. The Hang Seng Index is subject to change, and de-listing of any issues may have an adverse impact on the performance of the Trust, although de-listing would not necessarily result in the disposal of the stock of these companies, nor would it prevent the Trust from purchasing additional de-listed Securities. In recent years, a number of companies have de-listed from the Hang Seng Index. In addition, as a result of Hong Kong's reversion to Chinese sovereignty, an increased number of Chinese companies could become listed on the Hong Kong Stock Exchange, thereby changing the composition of the stock market and, potentially, the composition of the Hang Seng Index.

United Kingdom. The emphasis of the United Kingdom's economy is in the private services sector, which includes the wholesale and retail sector, banking, finance, insurance and tourism. Services as a whole account for a majority of the United Kingdom's gross national product and makes a significant contribution to the country's balance of payments. The portfolios of the Trusts may contain common stocks of British companies engaged in such industries as banking, chemicals, building and construction, transportation, telecommunications and insurance. Many of these industries may be subject to government regulation, which may have a materially adverse effect on the performance of their stock. Gross domestic product (GDP) growth slipped in 2001-03 as the global downturn, the high value of the pound, and the bursting of the "new economy" bubble hurt manufacturing and exports. Still, the economy is one of the strongest in Europe with low inflation, interest rates and unemployment. The United Kingdom is a member of the European Union (the "EU") which was created through the formation of the Maastricht Treaty on European Union in late 1993. The Treaty has had the effect of eliminating most remaining trade barriers between the 15 member nations and has made Europe one of the largest common markets in the world. However, the effective implementation of the Treaty provisions is an ongoing process, and the rate at which trade barriers continue to be eliminated is uncertain at this time. Furthermore, the recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and the impact of such development upon the value of Securities issued by United Kingdom companies impossible to predict.

A majority of the EU members converted their existing sovereign currencies to a common currency (the "euro") on January 1, 1999. The United Kingdom did not participate in this conversion on January 1, 1999 and the Sponsor is unable to predict if or when the United Kingdom will convert to the euro. The relatively good economic performance as of late has complicated the current regime's efforts to make a case for the United Kingdom to join the European Economic and Monetary Union (EMU), although the government has stipulated that a public referendum on adopting the euro will occur only after five economic tests are met. The five tests are concerned with the compatibility of the United Kingdom's business cycles and economic structures with EMU membership, the sufficiency of flexibility to react to potential shocks after accession, the creation of better conditions for firms looking to make long-term investments in the United Kingdom, the maintenance of the United Kingdom's competitive position and, finally, the promotion of higher growth, stability and lasting job creation. Most expect that a referendum will not take place until after the next general election. The Sponsor is unable to predict what impact, if any, adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Foreign Issuers. Since all of the Securities in the MSCI EAFE Target 20 Portfolio and the NYSE (R) International Target 25 Portfolio and certain of the Securities in certain other Trusts consist of securities of foreign issuers, an investment in these Trusts involves certain investment risks that are different in some respects from an investment in a trust which invests entirely in the securities of domestic issuers. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trusts, the Sponsor believes that adequate information will be available to allow the Supervisor to provide portfolio surveillance for such Trusts.

Securities issued by non-U.S. issuers generally pay dividends in foreign currencies and are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the U.S. dollar foreign exchange rates for the various Securities. See "Exchange Rates" below.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trusts are subject to exchange control restrictions under existing law which would materially interfere with payment to such Trusts of dividends due on, or proceeds from the sale of, the Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to such Trusts. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trusts and on the ability of such Trusts to satisfy their obligation to redeem Units tendered to the Trustee for redemption. In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to a Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act. Sales of non-exempt Securities by a Trust in the United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these Securities by a Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trusts will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. An investment in Units of certain of the Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets. Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors' activities. Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost. Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend to a large degree upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target 50/50 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio and the Target VIP Conservative Equity Portfolio contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. In Europe, the euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar, the euro, the Japanese Yen, the Singapore dollar and the Australian dollar:

                         Foreign Exchange Rates

              Range of Fluctuations in Foreign Currencies

           United Kingdom
Annual     Pound Sterling/           Hong Kong/          Euro/            Japanese Yen/       Singapore/        Australia/
Period     U.S. Dollar               U.S. Dollar      U.S. Dollar          U.S. Dollar        U.S. Dollar       U.S. Dollar
_____      __________                ________          ________            __________         ________          ________
1983       0.616-0.707               6.480-8.700
1984       0.670-0.864               7.774-8.050
1985       0.672-0.951               7.729-7.990
1986       0.643-0.726               7.768-7.819
1987       0.530-0.680               7.751-7.822
1988       0.525-0.601               7.764-7.912
1989       0.548-0.661               7.775-7.817
1990       0.504-0.627               7.740-7.817
1991       0.499-0.624               7.716-7.803
1992       0.499-0.667               7.697-7.781
1993       0.630-0.705               7.722-7.766
1994       0.610-0.684               7.723-7.750
1995       0.610-0.653               7.726-7.763                            80.630-104.550    1.389-1.466       1.289-1.411
1996       0.583-0.670               7.732-7.742                           103.450-116.210    1.394-1.426       1.225-1.363
1997       0.584-0.633               7.708-7.751                           111.260-130.880    1.399-1.699       1.253-1.538
1998       0.584-0.620               7.735-7.749                           113.600-147.260    1.584-1.792       1.456-1.797
1999       0.597-0.646               7.746-7.775      0.845-0.999          101.640-124.320    1.654-1.736       1.488-1.639
2000       0.605-0.715               7.774-7.800      0.968-1.209          101.450-114.410    1.656-1.759       1.499-1.961
2001       0.678-0.707               7.798-7.800      1.045-1.194          113.570-131.790    1.727-1.856       1.749-2.087
2002       0.621-0.709               7.799-7.800      0.953-1.164          115.810-134.710    1.733-1.852       1.737-1.974
2003       0.560-0.636               7.742-7.800      0.794-0.929          106.970-121.690    1.700-1.784       1.330-1.779
2004       0.514-0.568               7.763-7.800      0.738-0.844          102.080-114.510    1.631-1.728       1.253-1.465
2005       0.518-0.583               7.752-7.800      0.743-0.857          102.050-121.040    1.619-1.706       1.252-1.381
2006       0.509-0.576               7.753-7.792      0.755-0.839          109.760-119.780    1.534-1.661       1.264-1.419
2007       0.481-0.509               7.750-7.826      0.683-0.767          107.410-123.900    1.440-1.545       1.071-1.298
2008       0.502-0.685               7.750-7.804      0.633-0.788           90.640-108.800    1.356-1.513       1.043-1.526
2009       0.598-0.698               7.750-7.755      0.666-0.789          86.410-  98.960    1.384-1.547       1.092-1.569

Source: Bloomberg L.P.

                                                 End of Month Exchange Rates
                                                   for Foreign Currencies
                  United Kingdom                                        Japanese
                  Pound Sterling/   Hong Kong/           Euro/            Yen/            Singapore/        Australia/
Monthly Period    U.S. Dollar       U.S.Dollar        U.S. Dollar       U.S. Dollar       U.S. Dollar       U.S. Dollar
________          ________          ________          ________          ________          ________          ________
2007:
 January             .509              7.808             .767           120.690             1.536             1.287
 February            .509              7.813             .756           118.560             1.529             1.269
 March               .508              7.814             .749           117.830             1.517             1.237
 April               .500              7.823             .733           119.520             1.520             1.205
 May                 .505              7.808             .743           121.730             1.529             1.208
 June                .498              7.818             .738           123.180             1.530             1.177
 July                .492              7.826             .731           118.600             1.517             1.174
 August              .496              7.796             .734           115.780             1.526             1.223
 September           .488              7.775             .701           114.800             1.485             1.126
 October             .481              7.750             .690           115.430             1.447             1.071
 November            .486              7.787             .683           111.230             1.449             1.131
 December            .504              7.799             .685           111.710             1.440             1.143
2008:
 January             .503              7.797             .673           106.450             1.417             1.116
 February            .505              7.782             .659           103.740             1.395             1.074
 March               .504              7.783             .633            99.690             1.376             1.095
 April               .503              7.794             .640           103.910             1.356             1.060
 May                 .505              7.804             .643           105.510             1.362             1.046
 June                .502              7.797             .635           106.210             1.360             1.043
 July                .504              7.802             .641           107.910             1.367             1.061
 August              .549              7.804             .682           108.800             1.416             1.166
 September           .562              7.765             .710           106.110             1.435             1.262
 October             .622              7.750             .786            98.460             1.484             1.497
 November            .650              7.750             .788            95.520             1.513             1.526
 December            .685              7.750             .716            90.640             1.430             1.423
2009:
 January             .688              7.755             .780            89.920             1.510             1.569
 February            .698              7.755             .789            97.570             1.547             1.565
 March               .698              7.750             .755            98.960             1.523             1.447
 April               .676              7.750             .756            98.630             1.481             1.378
 May                 .618              7.752             .706            95.340             1.444             1.248
 June                .608              7.750             .713            96.360             1.447             1.240
 July                .598              7.750             .701            94.680             1.439             1.196
 August              .614              7.751             .698            93.120             1.441             1.185
 September           .626              7.750             .683            89.700             1.410             1.133
 October             .608              7.750             .679            90.090             1.400             1.111
 November            .608              7.750             .666            86.410             1.384             1.092
 December            .618              7.754             .698            93.020             1.405             1.114
2010:
 January             .626              7.765             .721            90.270             1.407             1.131
 February            .656              7.763             .734            88.970             1.406             1.117
 March               .659              7.764             .740            93.470             1.399             1.090
 April               .655              7.764             .752            93.850             1.371             1.082
 May                 .688              7.787             .813            91.260             1.400             1.182
 June                .669              7.789             .817            88.430             1.399             1.189
 July

Source: Bloomberg L.P.

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

REITs. An investment in Units of the S&P Target SMid 60 Portfolio and the Target Focus Five Portfolio should be made with an understanding of risks inherent in an investment in REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of the REITs in which the Trust invests will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors, (ii) issue shares of transferable interest to its owners, (iii) have at least 100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If any REIT in the Trust's portfolio should fail to qualify for such tax status, the related shareholders (including the Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and the Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of the REITs in the Trust. The value of the REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes and office buildings. The impact of economic conditions on

REITs can also be expected to vary with geographic location and property type. Investors should be aware the REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the Internal Revenue Code, and to maintain exemption from the Investment Company Act of 1940. A default by a borrower or lessee may cause the REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, the REITs in the Trust may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying the REITs by taxing authorities. Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units. There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that one or more of the REITs in the Trust may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire while such REITs are held in the Trust.

Small-Cap Companies. While historically small-cap company stocks have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Small-cap companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because small cap companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Litigation

Tobacco Industry. Certain of the issuers of Securities in certain Trusts may be involved in the manufacture, distribution and sale of tobacco products. Pending litigation proceedings against such issuers in the United States and abroad cover a wide range of matters including product liability and consumer protection. Damages claimed in such litigation alleging personal injury (both individual and class actions), and in health cost recovery cases brought by governments, labor unions and similar entities seeking reimbursement for healthcare expenditures, aggregate many billions of dollars.

In November 1998, five of the largest tobacco companies in the United States entered into the Tobacco Master Settlement Agreement ("MSA") with 46 states to settle state lawsuits to recover costs associated with treating smoking-related illnesses. According to the MSA, the tobacco industry is projected to pay the settling states in excess of $200 billion over 25 years. Four states settled their tobacco cases separately from the MSA.

In March 2001, five states initiated court proceedings to stop R.J. Reynolds Tobacco Company ("R.J. Reynolds") from violating provisions of the MSA. The lawsuits, filed in state courts of Arizona, California, New York, Ohio and Washington, seek enforcement of restrictions on marketing, advertising and promotional activities that R.J. Reynolds agreed to under the terms of the MSA. In June 2002, a California court ruled that R.J. Reynolds unlawfully placed cigarette ads in magazines with a large percentage of readers aged 12-17, in violation of the MSA.

As a result, R.J. Reynolds was ordered to pay $20 million in sanctions plus attorneys' fees and costs. An Arizona court also found R.J. Reynolds had violated the MSA. In July 2004, R.J. Reynolds and Brown & Williamson Tobacco Corporation ("B&W") combined R.J. Reynolds and the U.S. assets, liabilities and operations of B&W to form Reynolds American Inc.

On December 15, 2005, the Illinois Supreme Court reversed a $10.1 billion verdict against Altria Group's Philip Morris USA division ("Philip Morris") in what is known as the Price case, ordering a lower court to dismiss the case in which the company was accused of defrauding customers into thinking "light" cigarettes were safer than regular ones. The Court held that the Federal Trade Commission specifically authorized the use of "light" and "low tar" to describe the cigarettes, and, therefore, Philip Morris is not liable under the Illinois Consumer Fraud Act, even if the terms may be deemed false, deceptive or misleading. The case was decided on the basis of a state statute and not federal preemption. The initial $10.1 billion judgment in the Price case was handed down against Philip Morris by a trial court judge in March 2003. The Illinois Supreme Court took the unusual step of bypassing the appellate court in hearing the case on appeal directly from the trial court. The size of the original award put the company at risk for filing bankruptcy protection. In addition, because Philip Morris accounts for more than half of the annual tobacco-settlement payments to the states under the 1998 MSA, such payments could have been in jeopardy. On May 5, 2006 the Illinois Supreme Court denied the plaintiff's motion for a rehearing, and on November 27, 2006 the Supreme Court of the United States denied certiorari.

In a suit brought by the Department of Justice against Altria and other cigarette companies, a U.S. District Court ruled on August 17, 2006, that the defendants violated the Racketeer Influenced and Corrupt Organizations Act ("RICO"). However, the court refused to grant the $10 billion smoking cessation campaign and $4 billion youth counter-marketing campaign remedies requested by the government. The court did rule that Philip Morris must remove "light" and "ultra light" from its packaging. Altria is appealing this verdict.

On July 6, 2006, the Florida Supreme Court decertified a class and overturned a trial court's $145 billion punitive damages award against Philip Morris as excessive and improper as a matter of law.

On December 15, 2008 the Supreme Court of the United States ruled that consumers may sue Philip Morris under state unfair trade laws. The Court held that neither the Federal Trade Commission's actions nor the Labeling Act, which sets forth the required cigarette warning labels, preempted a lawsuit based on state law. The Court noted that the Labeling Act mandates labels aimed at providing adequate health warnings, and it bars states from requiring additional health warnings. But the Labeling Act does not prevent claims that cigarettes labeled as "light" or "low tar" are fraudulent, deceptive or misleading.

Additional pending and future litigation and/or legislation could adversely affect the value, operating revenues, financial position and sustainability of tobacco companies. The Sponsor is unable to predict the outcome of litigation pending against tobacco companies or how the current uncertainty concerning regulatory and legislative measures will ultimately be resolved. These and other possible developments may have a significant impact upon both the price of such Securities and the value of Units of Trusts containing such Securities.

Concentrations

When at least 25% of a Trust's portfolio is invested in securities issued by companies within a single sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.

The Dow (R) Target 5 Portfolio is concentrated in stocks of telecommunication services companies. The Global Target 15 Portfolio is concentrated in stocks of financial and telecommunication services companies. The Nasdaq (R) Target 15 Portfolio, the Target Small-Cap Portfolio and the Value Line (R) Target 25 Portfolio are concentrated in stocks of consumer products and information technology companies. The NYSE (R) International Target 25 Portfolio and the S&P Target SMid 60 Portfolio are concentrated in stocks of financial companies. The Target Growth Portfolio, the Target VIP Conservative Equity Portfolio and the Value Line (R) Diversified Target 40 Portfolio are concentrated in stocks of consumer products companies.

Consumer Products. The general problems and risks inherent in an investment in the consumer products sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer products companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks and thrifts are highly dependent on net interest margin. Banks and thrifts traditionally receive a significant portion of their revenues from consumer mortgage fee income as a result of activity in mortgage and refinance markets. As home purchasing and refinancing activity has subsided, this revenue has diminished. Economic conditions in the real estate markets have deteriorated, leading to asset write-offs and decreased liquidity in the credit markets, which can have a substantial negative effect upon banks and thrifts because they generally have a portion of their assets invested in loans secured by real estate. Difficulties in the mortgage and broader credit markets have resulted in decreases in the availability of funds. Financial performance of many banks and thrifts, especially in securities collateralized by mortgage loans has deteriorated.

In response to recent market and economic conditions, the United States Government, particularly the U.S. Department of the Treasury ("U.S. Treasury"), the Federal Reserve Board ("FRB"), and the Federal Deposit Insurance Corporation ("FDIC") have taken a variety of extraordinary measures including capital injections, guarantees of bank liabilities and the acquisition of illiquid assets from banks designed to provide fiscal stimulus, restore confidence in the financial markets and to strengthen financial institutions. The Emergency Economic Stabilization Act of 2008 ("EESA") gave the U.S. Treasury $700 billion to purchase bad mortgage-related securities that caused much of the difficulties experienced by financial institutions and the credit markets in general. Additionally, the American Recovery and Reinvestment Act of 2009 ("ARRA") was signed into law in February, 2009. The EESA and ARRA, along with the U.S. Treasury's Capital Purchase Program (which provides for direct purchases by the U.S. Treasury of equity from financial institutions), contain provisions limiting the way banks and their holding companies are able pay dividends, purchase their own common stock, and compensate officers. Furthermore, participants have been subject to forward looking stress tests to determine if they have sufficient capital to withstand certain economic scenarios, including situations more severe than the current recession. As a result of these stress tests, some financial institutions were required to increase their level of capital through a combination of asset sales, additional equity offerings and the conversion of preferred shares into common stock. The long-term effects of the EESA, ARRA, and the stress tests are not yet known and cannot be predicted. This uncertainty may cause increased costs and risks for the firms associated with the respective programs.

Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue. Furthermore, bank regulators have a wide range of discretion in connection with their supervisory and enforcement authority and may substantially restrict the permissible activities of a particular institution if deemed to pose significant risks to the soundness of such institution or the safety of the federal deposit insurance fund. Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

In light of the current credit market difficulties, the U.S. Government is considering changes to the laws and regulatory structure. New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on the financial markets. Currently the FRB, FDIC, Securities and Exchange Commission, Office of Comptroller of the Currency (a bureau of the U.S. Treasury which regulates national banks), and the U.S. Commodities Futures Trading Commission (which oversees commodity futures and option markets) all play a role in the supervision of the financial markets. On July 21, 2010 the President signed into law the Dodd-Frank Wall Street

Reform and Consumer Protection Act (the "Reform Act"). The Reform Act calls for swift government intervention which includes the creation of new federal agencies that will have a direct impact on the financial, banking and insurance industries. Provisions of the Reform Act include the creation of a Financial Oversight Council to advise the FRB on the identification of firms who failure could pose a threat to financial stability due to their combination of size, leverage, and interconnectedness. Additionally, these financial firms would be subject to increased scrutiny concerning their capital, liquidity, and risk management standards. Provisions of the Reform Act would create a the National Bank Supervisor to conduct prudential supervision regulation of all federally chartered depository institutions, and all federal branches and agencies of foreign banks. This single regulator would oversee the entire banking industry, thereby leading to potential risks, costs and unknown impacts on the entire financial sector.

The statutory requirements applicable to and regulatory supervision of banks, thrifts and their holding companies have increased significantly and have undergone substantial change in the recent past. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the regulations promulgated under these laws. In 1999, the Gramm-Leach-Bliley Act repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities industries. Banks and thrifts now face significant competition from other financial institutions such as mutual funds, credit unions, mortgage banking companies and insurance companies. Banks, insurance companies and securities firms can merge to form one-stop financial conglomerates marketing a wide range of financial service products to investors. This legislation has resulted in increased merger activity and heightened competition among existing and new participants in the field. Efforts to expand the ability of federal thrifts to branch on an interstate basis have been initially successful through promulgation of regulations and legislation to liberalize interstate banking has been signed into law. Under the legislation, banks are able to purchase or establish subsidiary banks in any state. S ince mid-1997, banks have been allowed to turn existing banks into branches, thus leading to continued consolidation.

The Securities and Exchange Commission and the Financial Accounting Standards Board ("FASB") require the expanded use of market value accounting by banks and have imposed rules requiring mark-to-market accounting for investment securities held in trading accounts or available for sale. Adoption of additional such rules may result in increased volatility in the reported health of the industry, and mandated regulatory intervention to correct such problems. Accounting Standards Codification 820, "Fair Value Measurements and Disclosures" (formerly Statement of Financial Accounting Standards No. 157) changed the requirements of mark- to-market accounting and determining fair value when the volume and level of activity for the asset or liability has significantly decreased. These changes and other potential changes in financial accounting rules and valuation techniques may have a significant impact on the banking and financial services industries in terms of accurately pricing assets or liabilities.

Additional legislative and regulatory changes may be forthcoming. For example, the bank regulatory authorities have proposed substantial changes to the Community Reinvestment Act and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that such changes would have on the Securities in a Trust's portfolio. In addition, from time to time the deposit insurance system is reviewed by Congress and federal regulators, and proposed reforms of that system could, among other things, further restrict the ways in which deposited moneys can be used by banks or change the dollar amount or number of deposits insured for any depositor. On October 3, 2008, EESA increased the maximum amount of federal deposit insurance coverage payable as to any certificate of deposit from $100,000 to $250,000 per depositor until December 31, 2013. The impact of this reform is unknown and could reduce profitability as investment opportunities available to bank institutions become more limited and as consumers look for savings vehicles other than bank deposits. The Sponsor makes no prediction as to what, if any, manner of bank and thrift regulatory actions might ultimately be adopted or what ultimate effect such actions might have on a Trust's portfolio.

The Federal Bank Holding Company Act of 1956 ("BHC Act") generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all the assets of a bank, or (4) merging or consolidating with another bank holding company, without first obtaining FRB approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act and the Equal Credit Opportunity Act, and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, the federal Change In Bank Control Act and various state laws impose limitations on the ability of one or more individuals or other entities to acquire control of banks or bank holding companies.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies in which the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. The Sponsor makes no prediction as to the effect, if any, such laws will have on the Securities or whether such approvals, if necessary, will be obtained.

Companies engaged in investment banking/brokerage and investment management include brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies. Earnings and share prices of companies in this industry are quite volatile, and often exceed the volatility levels of the market as a whole. Negative economic events in the credit markets have led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the FDIC or through an infusions of Troubled Asset Relief Program funds. Consolidation in the industry and the volatility in the stock market have negatively impacted investors.

Additionally, government intervention has required many financial institutions to become bank holding companies under the BHC Act. Under the system of functional regulation established under the BHC Act, the FRB supervises bank holding companies as an umbrella regulator. The BHC Act and regulations generally restrict bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. The FRB and FDIC have also issued substantial risk-based and leverage capital guidelines applicable to U.S. banking organizations. The guidelines define a three-tier framework, requiring depository institutions to maintain certain leverage ratios depending on the type of assets held. If any depository institution controlled by a financial or bank holding company ceases to meet capital or management standards, the FRB may impose corrective capital and/or managerial requirements on the company and place limitations on its ability to conduct broader financial activities. Furthermore, proposed legislation will allow the Treasury and the FDIC to create a resolution regime to "take over" bank and financial holding companies. The "taking over" would be based on whether the firm is in default or in danger of defaulting and whether such a default would have a serious adverse affect on the financial system or the economy. This mechanism would only be used by the government in exceptional circumstances to mitigate these effects. This type of intervention has unknown risks and costs associated with it, which may cause unforeseeable harm in the industry.

Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance. Other growth areas within the insurance industry include brokerage, reciprocals, claims processors and multi-line insurance companies. Interest rate levels, general economic conditions and price and marketing competition affect insurance company profits. Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

In addition to the normal risks of business, companies involved in the insurance industry are subject to significant risk factors, including those applicable to regulated insurance companies, such as: (i) the inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and mass tort claims, and the fact that ultimate losses could materially exceed established loss reserves which could have a material adverse effect on results of operations and financial condition; (ii) the fact that insurance companies have experienced, and can be expected in the future to experience, catastrophe losses which could have a material adverse impact on their financial condition, results of operations and cash flow; (iii) the inherent uncertainty in the process of establishing property-liability loss reserves due to changes in loss payment patterns caused by new claims settlement practices; (iv) the need for insurance companies and their subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and in order to maintain acceptable financial strength or claims-paying ability rating; (v) the extensive regulation and supervision to which insurance companies' subsidiaries are subject, various regulatory initiatives that may affect insurance companies, and regulatory and other legal actions; (vi) the adverse impact that increases in interest rates could have on the value of an insurance company's investment portfolio and on the attractiveness of certain of its products; (vii) the need to adjust the effective duration of the assets and liabilities of life insurance operations in order to meet the anticipated cash flow requirements of its policyholder obligations;
(viii) the uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables; and (ix) proposed legislation that would establish the Office of National Insurance within the Treasury. This proposed federal agency would gather information, develop expertise, negotiate international agreements, and coordinate policy in the insurance sector. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.

The state insurance regulatory framework has, during recent years, come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance companies, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies have investigated the condition of the insurance industry in the United States to determine whether to promulgate additional federal regulation. The Sponsor is unable to predict whether any state or federal legislation will be enacted to change the nature or scope of regulation of the insurance industry, or what effect, if any, such legislation would have on the industry.

All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean up. The insurance industry is involved in extensive litigation regarding coverage issues. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration by "Potentially Responsible Parties" ("PRPs"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. The extent of clean-up necessary and the assignment of liability has not been fully established. The insurance industry is disputing many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, when and how coverage is triggered, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean up and waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues. An insurer's exposure to liability with regard to its insureds which have been, or may be, named as PRPs is uncertain. Superfund reform proposals have been introduced in Congress, but none have been enacted. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims.

While current federal income tax law permits the tax-deferred accumulation of earnings on the premiums paid by an annuity owner and holders of certain savings-oriented life insurance products, no assurance can be given that future tax law will continue to allow such tax deferrals. If such deferrals were not allowed, consumer demand for the affected products would be substantially reduced. In addition, proposals to lower the federal income tax rates through a form of flat tax or otherwise could have, if enacted, a negative impact on the demand for such products.

Major determinants of future earnings of companies in the financial services sector are the direction of the stock market, investor confidence, equity transaction volume, the level and direction of long-term and short-term interest rates, and the outlook for emerging markets. Negative trends in any of these earnings determinants could have a serious adverse effect on the financial stability, as well as the stock prices, of these companies. Furthermore, there can be no assurance that the issuers of the Securities included in the Trust will be able to respond in a timely manner to compete in the rapidly developing marketplace. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment, internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components. Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers. Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub- $1,000" segment. Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-priced personal computers.

Telecommunication Services. The market for high-technology communications products and services is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products and services. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse affect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

The telecommunications industry is subject to governmental regulation. However, as market forces develop, the government will continue to deregulate the communications industry, promoting vigorous economic competition and resulting in the rapid development of new communications technologies. The products and services of communications companies may be subject to rapid obsolescence. These factors could affect the value of the Trusts' Units. For example, while telephone companies in the United States are subject to both state and federal regulations affecting permitted rates of returns and the kinds of services that may be offered, the prohibition against phone companies delivering video services has been lifted. This creates competition between phone companies and cable operators and encourages phone companies to modernize their communications infrastructure. Certain types of companies represented in the Trust's portfolio are engaged in fierce competition for a share of the market for their products. As a result, competitive pressures are intense and the stocks are subject to rapid price volatility.

Many communications companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology.

Companies involved in the telecommunications sector are currently in the midst of a period of modest growth, with changes in regulation and technology responsible. Worldwide telecommunications are expected to grow approximately 6% from 2005 through 2010 with wireless technology making up half of the revenue. However, growth will not be consistent among all product types. Local phone markets have been pressured by a shift to wireless phones, the Internet, and cable television providers now competing directly with telephone companies. Additionally, pricing pressure and competition have intensified. To meet increasing competition, companies may have to commit substantial capital, particularly in the formulation of new products and services using new technology. As a result, many companies have been compelled to cut costs by reducing their workforce, outsourcing, consolidating and/or closing existing facilities and divesting low selling product lines.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                   The Dow (R) DART 5 Strategy Stocks

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                   The Dow (R) DART 10 Strategy Stocks

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                  The Dow (R) Target 5 Strategy Stocks

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               The Dow (R) Target Dividend Strategy Stocks

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                   European Target 20 Strategy Stocks

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                    Global Target 15 Strategy Stocks

Dow Jones Industrial Average(sm) Companies
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Financial Times Industrial Ordinary Share Index Companies
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Hang Seng Index Companies
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                   MSCI EAFE Target 20 Strategy Stocks

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                   Nasdaq(R) Target 15 Strategy Stocks

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             NYSE(R) International Target 25 Strategy Stocks

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                      S&P Target 24 Strategy Stocks

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                   S&P Target SMid 60 Strategy Stocks

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               Target Diversified Dividend Strategy Stocks

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             Target Global Dividend Leaders Strategy Stocks

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                              International

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                                  REITs

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                      Target Growth Strategy Stocks

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                    Target Small-Cap Strategy Stocks

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           Value Line(R) Diversified Target 40 Strategy Stocks

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                 Value Line(R) Target 25 Strategy Stocks

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We have obtained the foregoing company descriptions from third-party sources we deem reliable.

                           MEMORANDUM

                          Re:  FT 2557

     The only difference of consequence (except as described below) between FT 2479, which is the current fund, and FT 2557, the filing of which this memorandum accompanies, is the change in the series number. The list of securities comprising the Fund, the evaluation, record and distribution dates and other changes pertaining specifically to the new series, such as size and number of Units in the Fund and the statement of condition of the new Fund, will be filed by amendment.


                            1940 ACT


                      FORMS N-8A AND N-8B-2

     These forms were not filed, as the Form N-8A and Form N-8B-2 filed in respect of Templeton Growth and Treasury Trust, Series 1 and subsequent series (File No. 811-05903) related also to the subsequent series of the Fund.


                            1933 ACT


                           PROSPECTUS

     The only significant changes in the Prospectus from the FT 2479 Prospectus relate to the series number and size and the date and various items of information which will be derived from and apply specifically to the securities deposited in the Fund.




               CONTENTS OF REGISTRATION STATEMENT


ITEM A    Bonding Arrangements of Depositor:

          First Trust Portfolios L.P. is covered by a Broker's
          Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of
          Pittsburgh.

ITEM B This Registration Statement on Form S-6 comprises the following papers and documents:

          The facing sheet

          The Prospectus

          The signatures

          Exhibits


                               S-1
                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 2557 has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on August 6, 2010.

                           FT 2557
                           (Registrant)

                           By:    FIRST TRUST PORTFOLIOS L.P.
                                  (Depositor)



                           By:    Jason T. Henry
                                  Senior Vice President


                               S-2

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

       NAME                TITLE*                 DATE

Judith M. Van Kampen       Director           )
                           of The Charger     )
                           Corporation, the   ) August 6, 2010
                           General Partner of )
                           First Trust        )
                           Portfolios L.P.    )

Karla M. Van Kampen-Pierre Director           )
                           of The Charger     )
                           Corporation, the   ) Jason T. Henry
                           General Partner of ) Attorney-in-Fact**
                           First Trust        )
                           Portfolios L.P.    )

David G. Wisen             Director           )
                           of The Charger     )
                           Corporation, the   )
                           General Partner of )
                           First Trust        )
                           Portfolios L.P.    )



       * The title of the person named herein represents his or her capacity in and relationship to First Trust
       Portfolios L.P., Depositor.

       ** An executed copy of the related power of attorney was filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 597 (File No. 333-76518) and the same is hereby incorporated herein by this reference.


                               S-3
                       CONSENTS OF COUNSEL

     The consents of counsel to the use their names in the Prospectus included in this Registration Statement will be contained in their respective opinions to be filed as Exhibits
3.1, 3.2, 3.3 and 3.4 of the Registration Statement.


                CONSENT OF DELOITTE & TOUCHE LLP

     The consent of Deloitte & Touche LLP to the use of its name and to the reference to such firm in the Prospectus included in this Registration Statement will be filed by amendment.


              CONSENT OF FIRST TRUST ADVISORS L.P.

     The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement is filed as Exhibit 4.1 to the Registration Statement.


                               S-4
                          EXHIBIT INDEX

1.1 Form of Standard Terms and Conditions of Trust for FT 785 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor (Incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-110799] filed on behalf of FT 785).

1.1.1* Form  of  Trust  Agreement for FT 2557 among  First  Trust
       Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor and FTPS Services LLC, as FTPS Unit Servicing Agent.

1.2 Copy of Certificate of Limited Partnership of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.3 Copy of Amended and Restated Limited Partnership Agreement of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No.
       33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.4 Copy of Articles of Incorporation of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.5 Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.6    Underwriter  Agreement  (incorporated  by  reference  to
       Amendment No. 1 to Form S-6 [File No. 33-42755] filed on behalf of The First Trust Special Situations Trust,
       Series 19).

                               S-5

2.1 Copy of Certificate of Ownership (included in Exhibit 1.1 filed herewith on page 2 and incorporated herein by reference).

2.2 Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to form S-6 [File No. 333-31176] filed on behalf of FT 415).

3.1* Opinion of counsel as to legality of Securities being registered.

3.2* Opinion of counsel as to Federal income tax status of Securities being registered.

3.3* Opinion of counsel as to New York income tax status of Securities being registered.

3.4* Opinion of counsel as to United Kingdom tax status of securities being registered.

4.1*   Consent of First Trust Advisors L.P.

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

7.1 Power of Attorney executed by the Directors listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No.
       333-76518] filed on behalf of FT 597).


___________________________________
* To be filed by amendment.

                               S-6